Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

FRESHWORKS INC.,

DOPPLER MERGER SUB, INC.,

D42 PARENT, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Holders Representative

April 30, 2024

i

ii

EXHIBITS

Exhibit A	Form of Written Consent
Exhibit B	Sample Calculation of Net Working Capital
Exhibit C-1	Form of Spreadsheet
Exhibit C-2	Form of Estimated Closing Statement
Exhibit D	Form of Merger Certificate
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Secretary’s Certificate
Exhibit H	Form of FIRPTA Certificate
Exhibit I	R&W Insurance Policy
Exhibit J	Form of Company Closing Certificate
Exhibit K	Form of Parent and Merger Sub Closing Certificate
Exhibit L	Form of Paying Agent Agreement
Exhibit M	Form of Letter of Resignation
Exhibit N	Form of Founder Exchange Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of April 30, 2024, by and among Freshworks Inc., a Delaware corporation (“Parent”), Doppler Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”), D42 Parent, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Participating Holders (the “Holders Representative”). Each of Parent, Merger Sub, the Company, and the Holders Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Merger, Merger Sub shall cease to exist and the Company shall become a Subsidiary of Parent;

WHEREAS, the board of directors of the Company has approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, and resolved to recommend the adoption of this Agreement and the Transactions to its Stockholders, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective board of directors of Parent and Merger Sub have each approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock elect otherwise pursuant to the terms of the Company Charter, the Merger qualifies as a Deemed Liquidation Event under the Company Charter;

WHEREAS, within 24 hours following the execution of this Agreement, the requisite number of Stockholders shall adopt this Agreement and approve the Merger, pursuant to a written consent substantially in the form attached as Exhibit A attached hereto (each a “Written Consent” and collectively, the “Written Consents”);

WHEREAS, the Company owns 100% of the equity interests in Device42, Inc., a Delaware corporation (“Opco”, and collectively with the Company and any direct and indirect Subsidiaries of the Company, the “Acquired Companies”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a material inducement to Parent to enter into this Agreement, the Founder has executed and delivered to Parent an Offer Letter, which is contingent on and effective upon the Closing; and

WHEREAS, in connection with the Transactions, Parent, Founder, and each other member of the Founder Group, as applicable, intend to, prior to the Closing (a) enter into a PRSU Award Grant Notice and PRSU Award Agreement (collectively, the “PRSU Award Documents”), pursuant to which Founder shall be granted performance-based restricted stock units of Parent (collectively, the “PRSUs”) having an aggregate grant date value of $10,000,000 on the terms and subject to the conditions set forth in such PRSU Award Documents, and (b) enter into the Founder Exchange Agreement in substantially the form attached hereto as Exhibit N (the “Founder Exchange Agreement”), pursuant to which certain members of the Founder Group shall, immediately prior to the Merger Effective Time (i) exchange the applicable number of shares of Company Common Stock held by such Persons having an Aggregate Share Exchange Value of $10,000,000 for $10,000,000 of shares of Parent Stock, and (ii) exchange Company Options having an Aggregate Option Consideration value in an amount equal to $5,000,000 held by the Founder for options of Parent having an equivalent intrinsic value pursuant to the Founder Exchange Agreement in a transaction that is intended to be a non-taxable assumption of options (the transactions referred to in clauses (i) and (ii), collectively, the “Founder Exchange”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definition of Certain Terms. The following terms shall have the following meanings in this Agreement:

“Accounting Principles” shall mean the historic accounting principles, policies and practices of the Acquired Companies used to prepare the Financial Statements.

“Action” means any claim, suit, action or cause of action, litigation, arbitration, investigation, hearing, complaint, tribunal, audit, examination, proceeding, Order or other similar legal proceeding.

“Adjustment Escrow Amount” means $1,000,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Exchange Value” means the aggregate sum of (a) the Per Share Merger Consideration multiplied by the applicable number of Founder Exchange Shares so that such product shall equal an aggregate amount equal to $10,000,000 (such amount, the “Aggregate Share Exchange Value”), and (b) the Per Option Merger Consideration multiplied by the applicable number of Founder Exchange Options so that such product shall equal an aggregate amount equal to $5,000,000 (such amount, the “Aggregate Option Exchange Value”).

“Aggregate Merger Consideration” means the aggregate Per Share Merger Consideration.

“Aggregate Option Consideration” means the aggregate Per Option Merger Consideration for all In-the-Money Options.

“Aggregate Option Exercise Price” means the aggregate Option Exercise Price of all outstanding In-the-Money Options as of immediately prior to the Merger Effective Time.

“Agreement” means this Agreement and Plan of Merger, the Exhibits and Schedules hereto.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws applicable to the Company relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Business” means the business and operations of the Acquired Companies, as conducted as of the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Delaware are authorized or required by Law or Order to remain closed.

“Cash” means the aggregate amount of cash and cash equivalents (including marketable securities and instruments) of the Acquired Companies (excluding Restricted Cash and the amount of any issued but uncleared checks, wires, drafts and electronic fund transfers issued by the Company, but including the amount of any outstanding inbound checks, wires, drafts and electronic fund transfers) as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date determined in accordance with the Accounting Principles; provided, that, Cash shall not include amounts (a) distributed or otherwise paid to, by or on behalf of the Holders following the applicable measurement time and prior to the Closing, and (b) used to pay Indebtedness or Transaction Expenses following the applicable measurement time and prior to the Closing.

“Closing Indebtedness Amount” means any and all outstanding Indebtedness of the Acquired Companies as of the immediately prior to the Merger Effective Time; provided, however, that the Income Tax Amount shall be calculated as of the end of the day on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company 2019 Equity Incentive Plan” means the Company’s 2019 Equity Incentive Plan, adopted on February 5, 2019, as amended from time to time.

“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation, dated as of February 5, 2019, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated as of September 22, 2022.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company IT Systems” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information used in or necessary for the conduct of the business of the Company, including without limitation, any such systems hosted or operated by a third party for or on behalf of the Company or used in connection with the Company Software.

“Company Software” means all software that is used in the operation, design, development, production, distribution, testing, provision, maintenance or support of any Company product, services or operations, or that is otherwise owned or purported to be owned by, or exclusively licensed to, the Company, including without limitation, any software provided or hosted by any third party by, for or on behalf of, the Company.

“Company Material Adverse Effect” means any event, occurrence, change, effect, condition or fact that, individually or in the aggregate, results in or would reasonably be expected to result in, a material and adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies taken as a whole, or the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Company Material Adverse Effect: (a) the effect of any change in the United States or foreign economies or securities or financial markets in general, (b) the effect of any change that generally affects any industry in which the Acquired Companies operate, (c) the effect of any change arising in connection with acts of God or other calamities, hostilities, acts of war, terrorism, epidemics or pandemics or disease outbreaks or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism, or epidemics or pandemics or disease outbreaks or military actions existing or underway as of the date hereof, (d) the effect of any action taken by Parent or its Affiliates with respect to the Transactions or with respect to the Acquired Companies, (e) the effect of any action taken, or failed to be taken, by any Acquired Company at the request of or with the consent of Parent or as a result of the failure of Parent to consent when requested or otherwise in compliance with the terms of this Agreement, (f) the effect of any changes in Laws or accounting rules or any interpretation thereof, (g) the failure of the Acquired Companies to meet any of their internal projections, or (h) any effect resulting from the public announcement of this Agreement or the identity of Parent, compliance with any of the terms of this Agreement or the consummation of the Transactions, including the effects of the Transactions on any Acquired Company’s relationships, contractual or otherwise, with customers, suppliers, partners, financing sources, Governmental Authorities, employees or other third party business relationships or on revenue, profitability or cash flows.

“Company Options” means all outstanding options (whether vested or unvested) to purchase Company Stock under the Company 2019 Equity Incentive Plan, including any amendments thereto.

“Company Plans” means each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) pension, welfare benefit, stock purchase, stock option, equity-based, severance, change-in-control, bonus, incentive, deferred compensation, compensation, retention, supplemental income, vacation or paid-time off, death, hospitalization, health and welfare and fringe benefit, retirement, postretirement, retiree welfare, employee assistance, and employee loan plan, program, or agreement, employment agreement, consulting agreement (if with a natural person consultant or their owned entity) (other than any governmental plan, individual award agreement or collective bargaining agreement) and all other similar plans, agreements, and arrangements not described in (a) above, in each case of (a) and (b), whether written or unwritten and (i) which any Acquired Company or ERISA Affiliate sponsors, contributes to, or provides benefits under, or has any obligation to sponsor, contribute to or provide benefits under, (ii) which provides benefits to or otherwise covers any current or former employee, officer, director, independent contractor or other service provider of an Acquired Company or ERISA Affiliate (or their spouses, dependents, or beneficiaries), or (iii) with respect to which an Acquired Company or ERISA Affiliate has or may have any Liability or obligation, contingent or otherwise.

“Company Stock” means the Company Common Stock together with the Series A Preferred Stock.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 4, 2024, by and between the Company and Parent.

“Consent” means any consent, approval, authorization, order, filing, registration, waiting period expiration or termination, or qualification of or with any Governmental Authority or other Person.

“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument, in each case that is legally binding.

“COVID-19” means the SARS-CoV-2 or COVID-19 pandemic, including any continuations, worsening, evolutions or mutations thereof or any related or associated epidemics or pandemics.

“Credit Agreement” means that certain Credit Agreement, dated as of November 15, 2022, by and among Wells Fargo Bank, National Association, the lenders that are parties thereto, the Company, Opco, and the other borrowers that are signatories thereto.

“Deemed Liquidation Event” shall have the meaning ascribed to such term in the Company Charter.

“Electronic Transmission” means the mutual electronic exchange of documents and signatures (or their electronic counterparts).

“Environmental Law” means any Law relating to pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Acquired Company.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company, acting as escrow agent pursuant to the Escrow Agreement.

“Estimated Closing Date Net Working Capital” means the Company’s good faith estimate of Net Working Capital of the Acquired Companies as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Founder” means Raj Jalan.

“Founder Exchange Interests” means the Founder Exchange Options and Founder Exchange Shares.

“Founder Exchange Options” means those certain Company Options held by the Founder that are assumed by Parent and converted into nonqualified options to purchase shares of Parent Stock pursuant to, and in accordance with, the Founder Exchange Agreement.

“Founder Exchange Shares” means those certain shares of Company Common Stock held by the Founder Group that are converted into shares of Parent Stock pursuant to, and in accordance with, the Founder Exchange Agreement.

“Founder Group” means collectively the Founder, Jalan Family LLC, and Jalan Descendants Company LLC.

“Fraud” means actual and intentional common law fraud as interpreted under Delaware Law (but in no event shall Fraud include negligent misrepresentation or omission or any other form or type of fraud, including fraud based on recklessness or negligence) in the making of the representations and warranties contained in this Agreement and the other Transaction Agreements.

“Fully Diluted Number” means the number of shares of Company Common Stock as of immediately prior to the Founder Exchange as if all instruments and securities then outstanding and exchangeable for or convertible into, as of such time of determination, shares of Company Common Stock were exercised or converted immediately prior thereto, including: (a) if all shares of Series A Preferred Stock were converted into shares of Company Common Stock in accordance with the Company’s Organizational Documents, and (b) if all In-the-Money Options were exercised or converted for shares of Company Common Stock in accordance with their terms.

“Further Distributions” means payments contemplated by this Agreement to be made to Participating Holders following the Closing, including payment of any Positive Adjustment Amount, and payments to Participating Holders upon release to them of funds remaining in the Adjustment Escrow Account, the Indemnity Escrow Account, and the Holders Representative Expense Reserve.

“GAAP” means the generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government and any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or Taxing Authority thereunder.

“Holder” means any Stockholder and any holder of any In-the-Money Options.

“Holders Representative Expense Reserve” means an amount equal to $500,000.

“Holders Representative Expenses” has the meaning set forth in Section 8.2.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax that is based on, or computed with respect to net income, net profit or net earnings (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties, interest, and additions to Tax imposed by a Governmental Authority with respect thereto.

“Income Tax Amount” means any and all accrued and unpaid Income Taxes of the Acquired Companies for all Pre-Closing Tax Periods, calculated (a) on a jurisdiction-by-jurisdiction basis, (b) consistent with past practice of the applicable Acquired Company in preparing its Income Tax Returns and paying its Income Taxes (including reporting positions, jurisdictions, elections and accounting methods) except as otherwise required by applicable Law, (c) taking into account any estimated payments, prepayments, overpayments or deposits of Income Taxes made prior to the Closing that can be applied under applicable Law to reduce the liability for Income Taxes for such period, and (d) without regard to any transactions outside the Ordinary Course of Business effected on the Closing Date after the Closing that are not contemplated by this Agreement; provided, however, that the Income Tax Amount shall not be less than zero in any jurisdiction and, for the avoidance of doubt, shall be determined in accordance with Section 5.11.4.

“Income Tax Return” means any Tax Return in respect of Income Taxes.

“In-the-Money Option” means a Vested Option for which the Per Option Merger Consideration plus the amount deemed contributed to the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Holders Representative Expense Reserve by the Holder of such option is greater than zero.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other similar payment obligations (including any penalties, premiums, and any other fees, expenses and breakage costs) arising under any obligations of any Acquired Company as of such time consisting of: (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the Ordinary Course of Business); (b) any other indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument; (c) the Income Tax Amount; (d) all obligations, contingent or otherwise, of any Acquired Company as an account party in respect of letters of credit to the extent drawn; (e) obligations to settle any interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) all Liabilities in respect of all leases that have been recorded as capital or finance leases or should be, in accordance with GAAP, recorded as capital or finance leases in respect of which the Company is liable as lessee; (g) guarantees of any of the foregoing; or (h) all accrued interest, fees, premiums, penalties, indemnities, costs, expenses and/or other amounts due in respect of any of the foregoing. For purposes of this Agreement, Indebtedness shall exclude any Taxes (other than to the extent reflected in the Income Tax Amount), deferred revenues or amounts taken into account in calculating Cash, Net Working Capital or Transaction Expenses.

“Indemnified Taxes” means, without duplication, any Liabilities attributable to (a) any and all Taxes (or the non-payment thereof) of any Acquired Company for all Pre-Closing Tax Periods, (b) any and all Taxes for which any Acquired Company is liable as a result of any Acquired Company (or any predecessor of any Acquired Company) being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (c) any and all Taxes of any Person (other than the Acquired Companies) for which any Acquired Company is liable as a transferee or successor, by Contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (d) the Participating Holders’ share of Transfer Taxes in accordance with Section 5.11.7, and (e) all Transaction Payroll Taxes, in each case referred to in clauses (a)–(e), other than any Taxes to the extent taken into account in Indebtedness, Net Working Capital, or Transaction Expenses, and as determined in accordance with Section 5.11.4.

“Indemnity Escrow Amount” means $460,000.

“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including (a) patents, industrial designs, copyrights, mask work rights, trade secrets and database rights; (b) trademarks, trade names, service marks, service names, brands, domain names, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; and (c) any and all registrations, applications, recordings, licenses, common-law rights and rights relating under Material Contracts to any of the foregoing; (d) any other rights in or to Technology; (e) all rights to sue at Law or in equity for infringement of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (f) any similar, corresponding, or equivalent rights to the foregoing, including all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Raj Jalan and Jim Eliason, after reasonable inquiry of their direct reports.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means all liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, restrictions, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances or similar restrictions of any kind.

“Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable third party legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals).

“Merger Sub Common Stock” means the common stock, par value $0.0001 per share, of Merger Sub.

“Net Working Capital” means (a) all current assets (excluding Cash, Income Tax assets and accounts receivables with respect to invoices that have not been billed as of the Closing Date) of the Acquired Companies as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (but before taking into account the consummation of the Transactions), minus (b) all current liabilities (excluding any items constituting Indebtedness, Transaction Expenses, Income Tax Liabilities, and long-term deferred revenue) of the Acquired Companies as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, in each case, solely using the same line items set forth on the Exhibit B and calculated in accordance with the Accounting Principles; provided, however, that, notwithstanding the above, current assets and current liabilities attributable to Taxes that are included in Net Working Capital shall be determined as of 11:59 p.m. Eastern Time on the Closing Date.

“Net Working Capital Adjustment” means, as applied to the Net Working Capital or Estimated Closing Date Net Working Capital, as applicable, (a) if either such number exceeds the Target Net Working Capital, then the Net Working Capital Adjustment shall equal the amount of such excess; or (b) if the Target Net Working Capital exceeds either such number, then the Net Working Capital Adjustment shall equal the amount of such excess; provided, that any amount which is calculated pursuant to clause (b) shall be deemed to be and expressed as a negative number.

“Off-the-Shelf Software Licenses” means licenses for commercially available software which are not material to the Business, licensed to an Acquired Company under standard, non-negotiated end-user license agreements.

“Offer Letter” means an offer letter of continued employment following the Closing with Parent or one of its Affiliates and Parent’s proprietary information and inventions assignment agreement.

“Option Agreement” means, with respect to any particular Company Option, any agreement between the Company and the applicable holder thereof pursuant to which such Company Option was awarded or granted (as amended from time to time).

“Option Exercise Price” means the amount required to be paid by the holder of an In-the-Money Option to exercise such In-the-Money Option in full in an all-cash exercise.

“Order” means any decree, order, writ, charge, debarment, assessment, award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority arbitrator or arbitral body.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Companies consistent with past practice.

“Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of formation and operating or limited liability company agreement, and (c) with respect to a partnership, its certificate of limited partnership (if a limited partnership) and partnership agreement.

“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65), and any other similar or additional federal, state, local, or foreign Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent Stock” means the Class A common stock of Parent listed for trading on The Nasdaq Stock Market LLC.

“Participating Holder” means each Holder immediately prior to the Founder Exchange on an as-converted to Company Common Stock basis, other than holders of Dissenting Shares.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as the payments administrator pursuant to the Paying Agent Agreement.

“Per Share Further Distributions” means the quotient of (a) the amount of Further Distributions, when and if distributed, divided by (b) the Fully Diluted Number; provided that, with respect to the Founder Group, any Per Share Further Distributions that would have been allocable to the Founder Exchange Interests of such member of the Founder Group, as the case may be, shall instead be allocated ratably to such Company Stock and Company Options of such member of the Founder Group, as the case may be, that are not participating in the Founder Exchange.

“Per Option Merger Consideration” means, with respect to any In-the-Money Option (a) the Per Share Merger Consideration minus (b) the per share exercise price of such In-the-Money Option.

“Per Share Merger Consideration” means an amount equal to (a) the sum of (i) the Estimated Closing Merger Consideration, plus (ii) the Aggregate Option Exercise Price, minus (iii) the Adjustment Escrow Amount, minus (iv) the Indemnity Escrow Amount, minus (v) the Holders Representative Expense Reserve, divided by (b) the Fully Diluted Number.

“Permit” means all permits, authorizations, certificates, franchises, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established on the Financial Statements in accordance with GAAP as consistently applied; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business for obligations that are not overdue or are being contested in good faith by appropriate proceedings; (c) other Liens on tangible property that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially interfere with the conduct of the business conducted by the Acquired Companies, taken as a whole; (d) Liens on leased real property arising from the provisions of the applicable leases which are not violated in any material respect by the current use or occupancy of such leased real property or the operation of the business of the Acquired Companies conducted thereon; (e) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (f) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; (g) zoning regulations and land use restrictions that do not materially and adversely affect, impair or interfere with the use of any property affected thereby; and (h) Liens set forth on Schedule 1.1.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.

“Personal Data” means any information or data that either (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, or household; or (b) is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms, by any applicable Privacy Requirements.

“Post-Closing Tax Period” means all taxable periods beginning after the end of the Closing Date, and the portion beginning after the end of the Closing Date of any Straddle Period.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Laws” means, to the extent applicable to the Acquired Companies, (a) each applicable Law concerning (i) the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Data, and incident reporting and Security Incident notification requirements regarding Personal Data; (ii) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); and (iii) consumer protection relating to the Processing of Personal Data; (b) legally-binding guidance issued by a Governmental Authority that pertains to one of the laws, rules or standards outlined in clause (a), or (c) industry self-regulatory principles relating to the protection or Processing of Personal Data, direct marketing, emails, text messages, payment card processing, or telemarketing.

“Privacy Policy” or “Privacy Policies” means each written, past or present, policy, representation, statement, or notice made by the Company, including without limitation, privacy policies published on the Company’s websites, or otherwise made available by the Company to any Person (including without limitation, employees, contractors, end users or the general public), relating to the Processing of Sensitive Data.

“Process” or “Processing” means any operation or set of operations, with respect to data, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Requirements.

“Pro Rata Share” for each Participating Holder shall be determined by dividing: (a) the Fully Diluted Number of shares of Company Common Stock held (or deemed held) by such Participating Holder by (b) the Fully Diluted Number of shares of Company Common Stock outstanding (or deemed outstanding).

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy with policy number AMB05264 (as it may be amended, modified or otherwise supplemented from time to time).

“R&W Insurance Policy Cost” means any and all costs and expenses incurred by Parent and its Affiliates in connection with the R&W Insurance Policy, including, without limitation, any and all due diligence fees, underwriting, legal, and premium costs, applicable surplus lines or premium tax and any other applicable tax, fee or surcharge related to the R&W Insurance Policy (including reasonable out-of-pocket legal fees and disbursements incurred by Parent and its Affiliates in connection with obtaining the R&W Insurance Policy).

“Related Party” means (a) any directors, managers, officers, and employees of the Company or holder of 5% or more of the equity interests in the Company or (b) any Affiliate of, or, in the case that such Person is an individual, any member of the immediate family of, any such Person described in clause (a).

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, financial advisors, legal counsel, accountants, consultants and other representatives and agents.

“Restricted Cash” means cash and cash equivalents that cannot be freely used without violation of Law or Contract, including, for the avoidance of doubt: (a) any cash held in the Company’s bank accounts as collateral for any outstanding letters of credit or bonding obligations; (b) any cash that is held in security or subject to restrictions pursuant to an escrow, customer or landlord deposit or similar construct; (c) any cash held as funds in trust for or owed to any of the Company’s customers; and (d) cash that cannot be distributed or otherwise repatriated to the Company without the imposition of any withholding Tax or other Tax or penalty, but only to the extent of such withholding Tax or other Tax or penalty. For the avoidance of doubt, Restricted Cash shall not include any amounts which are otherwise accounted for in Indebtedness, Net Working Capital or Transaction Expenses.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. restricted party list maintained pursuant to Sanctions Laws, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; or (b) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), and the United Nations Security Council. Notwithstanding anything to the contrary, neither Anti-Corruption Laws nor Sanctions Laws shall include non-U.S. Laws enacted by any Sanctioned Country, Sanctioned Person, the Russian Federation, any other non-U.S. jurisdiction, regime, or organization hostile to the U.S. or otherwise enacted in contravention of U.S. Laws, including U.S. anti-boycott laws and regulations, foreign policy, or national security.

“Sensitive Data” means all proprietary, commercially sensitive, and confidential information (including Personal Data) of the Company.

“Security Incident” means (a) any unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (b) any unauthorized or unlawful access to, or use of, any Company IT Systems on which Sensitive Data was stored or Processed.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.01 per share.

“Spreadsheet” means a spreadsheet, which shall set forth, as of immediately prior to the Founder Exchange, the following factual information relating to Holders: (a) the names of all Holders, (b) the number of shares of Company Stock held by, or subject to the Company Options held by, as applicable, such Persons (and, with respect to the Founder Group, the number of such shares of Company Stock and such Company Options that are subject to the Founder Exchange designated as Founder Exchange Shares and Founder Exchange Options, respectively), (c) the date of grant and exercise price per share for each applicable Company Option and whether such Company Option is held by a current or former employee or non-employee, (d) a list of all shares of restricted stock, if any, that have been issued, (e) the calculation of the Fully Diluted Number, the Per Share Merger Consideration, the Aggregate Merger Consideration, the Per Option Merger Consideration, the Aggregate Option Exercise Price, the Aggregate Option Consideration, and with respect to the Founder Exchange Interests the applicable Aggregate Exchange Value, (f) the amount of cash payable at Closing to each Holder with respect to the shares of the Company Stock and In-the-Money-Options held by such Holder in accordance with this Agreement, (g) with respect to each Participating Holder, such Participating Holder’s Pro Rata Share, expressed as a percentage and rounded to four decimal places, (h) assuming full release of the Adjustment Escrow Amount, Indemnity Escrow Amount, and Holders Representative Expense Reserve, the aggregate amount of Per Share Further Distributions, and (i) Per Share Further Distribution expressed as a percentage and rounded to four decimal places to be received by each Participating Holder with respect to such Further Distributions.

“Stockholders” means all holders of issued and outstanding shares of Company Stock.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body of which (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such Person.

“Target Net Working Capital” means an amount equal to –$1,835,885.

“Tax” or “Taxes” means any tax (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax, withholding tax, alternative or add-on minimum tax, estimated tax, gross receipts tax, ad valorem tax, transfer tax, license tax, registration tax, stamp tax, employment tax, or environmental tax) and any other governmental charges, fees, levies, imposts, duties or like assessments in each case in the nature of a tax, together with any fine, penalty, interest, or addition with respect thereto, (whether disputed or not).

“Tax Return” means any return (including any information return), report, statement, schedule, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar contract or arrangement, other than any customary commercial agreement entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes.

“Taxing Authority” means any federal, state, local, or foreign Governmental Authority (including any subdivision, agency, or commission thereof), or any quasi-Governmental Authority, in each case, exercising authority in respect of Taxes.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise and all documents and other materials recording any of the foregoing.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Founder Exchange Agreement, and each Letter of Transmittal.

“Transaction Bonuses” means any payments made by the Company, as set forth on Schedule 3.10.8(e)(i).

“Transaction Expenses” means, without duplication, an amount equal to the aggregate fees and expenses payable or reimbursable by the Acquired Companies to investment bankers, consultants, attorneys, accountants and other professional advisers engaged by the Acquired Companies in connection with the negotiation, entering into and consummation of this Agreement and the Transactions. Transaction Expenses shall also include (a) any severance payments (relating to a termination that occurs on or prior to the Closing Date), change of control payments (including the Transaction Bonuses and associated Transaction Payroll Taxes), stay or retention bonuses, exit bonuses, or similar payment obligations owed to any officer, director, employee or independent contractor or other individual service provider of the Acquired Companies incurred by or on behalf of any Acquired Company in connection with the Transactions (in each case, including any Transaction Payroll Taxes), but excluding such payments or obligations that are subject or relate to post-Closing service, termination or vesting requirements such as “double-trigger” provisions where the consummation of the Transactions is the first trigger and the termination of said person following the Closing is the second trigger, (b) the Transaction Payroll Taxes arising by reason of the disposition of the applicable Company Options in connection with the Merger, (c) the costs and fees of the D&O Tail Insurance, and (d) the costs set forth on Schedule 1.2. Transaction Expenses shall exclude (i) any amount included in the calculation of Net Working Capital or Indebtedness, and (ii) awards made or granted under Section 5.12, pursuant to the Founder Exchange Agreement and the PRSU Award Documents, or any other post-Closing award made or granted by Parent or its Affiliates.

“Transaction Payroll Taxes” means the employer portion of any employment, payroll or similar Taxes (including under the Federal Insurance Contribution Act) payable with respect to any payments made in connection with the Transactions.

“Transaction Tax Deductions” means, without duplication, the aggregate amount of items of loss or deduction for applicable Income Tax purposes resulting from (a) all stay bonuses, sale bonuses, change in control payments, retention payments, or similar payments for services made in connection with the Merger on or about the Closing Date; (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by any Acquired Company with respect to the payment of Indebtedness in connection with the Merger; (c) all payments for the cancellation of Company Options in connection with the Merger, and (d) all Transaction Expenses; provided that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) payable as a result of the Transactions, the portion of such fee that will be treated as a “Transaction Tax Deduction” shall be the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the execution, delivery and performance of the other Transaction Agreements.

“Transfer Taxes” means all stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with the Transactions.

“Vested Options” means all Company Options which are vested as of the Closing Date, including all Company Options the vesting of which has been accelerated at the discretion of the Company’s board of directors under the Company 2019 Equity Incentive Plan.

Section 1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
Acquired Companies	Recitals
Adjustment Escrow Account	Section 2.3.3(c)
Agreement	Preamble
Applicable Time	Section 2.3.3(f)
Audited Financial Statements	Section 3.5.1
Balance Sheet Date	Section 3.5.1
Buyer Indemnified Parties	Section 9.2.1
Buyer Parties	Preamble
Claim	Section 5.7.4
Claim Notice	Section 9.3.1
Closing	Section 2.1
Closing Date	Section 2.1
Closing Legal Communications	Section 10.16.2
Closing Merger Consideration	Section 2.2.1
Closing Statement	Section 2.2.2(b)
Continuing Employees	Section 5.8.1
D&O Tail Insurance	Section 5.7.3

Deductible	Section 9.2.3(a)
Delaware Secretary of State	Section 2.3.2
DGCL	Recitals
Direct Claim	Section 9.3.3
Dissenting Shares	Section 2.4.1
Dissenting Stockholder	Section 2.4.1
DOJ	Section 3.4
Environmental Permits	Section 3.11
Escrow Agreement	Section 2.3.3(c)
Estimated Closing Merger Consideration	Section 2.2.2(a)
Estimated Closing Statement	Section 2.2.2(a)
Expiration Date	Section 9.1.1
Final Closing Merger Consideration	Section 2.2.2(d)
Financial Statement	Section 3.5.1
FTC	Section 3.4
Holder Group	Section 10.16.1
Holders Representative	Preamble
HSR Approval	Section 6.3.1
Indemnified Parties	Section 9.2.2
Indemnifying Party	Section 9.3.1
Indemnitees	Section 5.7.1
Indemnity Escrow Account	Section 2.3.3(d)
Key Customer	Section 3.15.1
Key Supplier	Section 3.15.2
Lease Consent	Section 5.3.4
Letter of Transmittal	Section 2.6.1
Material Contract	Section 3.12.1
Merger	Recitals
Merger Certificate	Section 2.3.2
Merger Effective Time	Section 2.3.2
Merger Sub	Preamble
Mintz	Section 10.16.1
Neutral Accountant	Section 2.2.2(c)
Objection Notice	Section 2.2.2(c)
Objection Period	Section 2.2.2(c)
Outside Date	Section 7.1.2
Opco	Recitals
Parent	Preamble
Parent Plans	Section 5.8.2
Parent RSUs	Section 5.12
Parent Tax Return	Section 5.11.1(b)
Parties	Preamble
Party	Preamble
Paying Agent Agreement	Section 2.3.3
Payoff Letter	Section 2.3.6(k)
Positive Adjustment Amount	Section 2.2.2(f)

Pre-Closing Income Tax Return	Section 5.11.1(a)
Pro Forma Return	Section 5.11.1(b)
Real Property Lease	Section 3.13
Real Property Leases	Section 3.13
Seller Parties	Section 10.16.2
Settlement	Section 9.3.2
Settlement Fund	Section 2.3.3
Shortfall	Section 2.2.2(e)
Surviving Corporation	Section 2.3.1
Surviving Covenants	Section 9.1.1
Unaudited Financials	Section 3.5.1
Tax Proceeding	Section 5.11.3
Third Party Claim	Section 9.3.1
Waived 280G Benefits	Section 5.2.2
Written Consent	Recitals
Written Consents	Recitals

ARTICLE II THE MERGER; CLOSING

Section 2.1 Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) via Electronic Transmission, unless another time, date or place is mutually agreed to in writing by Parent and the Company (the “Closing Date”).

Section 2.2 Closing Merger Consideration.

2.2.1 The aggregate consideration to be paid by or on behalf of Parent in respect of the Company’s outstanding equity securities (the “Closing Merger Consideration”), shall be an amount equal to the sum of:

(a) $230,000,000, plus

(b) the aggregate amount of Cash, if any, minus

(c) the Closing Indebtedness Amount, which shall, with respect to the Credit Agreement, be paid by Parent, or cause to be paid, (in either case, on behalf of the Company) at or prior to the Merger Effective Time in immediately available funds for deposit in account designated in the Payoff Letter, minus

(d) the unpaid Transaction Expenses, which shall be paid by Parent, or cause to be paid, (in either case, on behalf of the Company) at or prior to the Merger Effective Time in immediately available funds for deposit in accounts designated in writing by the Company, plus

(e) the Net Working Capital Adjustment, which may be a positive or negative number.

2.2.2 The Closing Merger Consideration will be determined as follows:

(a) The Company will deliver to Parent, not less than two Business Days prior to the anticipated Closing Date, (i) a draft Spreadsheet in the form attached as Exhibit C-1, and (ii) a statement in the form attached as Exhibit C-2 (the “Estimated Closing Statement”) setting forth (A) the Company’s estimates of Cash, the Closing Indebtedness Amount, unpaid Transaction Expenses, Estimated Closing Date Net Working Capital, and the Net Working Capital Adjustment (based on its good faith estimate of Estimated Closing Date Net Working Capital), and (B) the Company’s calculation of the Closing Merger Consideration based on the estimates in clause (A) (the “Estimated Closing Merger Consideration”). The Estimated Closing Statement shall be prepared in accordance with the applicable terms set forth in this Agreement, including the Accounting Principles.

(b) As soon as is reasonably practicable after the Closing Date, but not more than 60 days thereafter, Parent shall prepare and deliver to the Holders Representative a statement (the “Closing Statement”) showing in reasonable detail Parent’s good faith calculation of (i) Cash, the Closing Indebtedness Amount, unpaid Transaction Expenses, Net Working Capital, and the Net Working Capital Adjustment (based on Parent’s good faith calculation of the Net Working Capital), and (ii) the Closing Merger Consideration based on the good faith calculations in clause (i), together with documentation sufficient to confirm the accuracy of the calculations. Parent will prepare the Closing Statement in accordance with applicable terms set forth in this Agreement, including the Accounting Principles. For the avoidance of doubt, the Closing Statement will entirely disregard any and all effects on the assets or Liabilities of the Surviving Corporation as a result of purchase accounting adjustments or any financing or refinancing arrangements entered into at any time by Parent or its Affiliates or any other transaction entered into by Parent or its Affiliates in connection with the consummation of the Transactions.

(c) Within 30 days after receipt of the Closing Statement (the “Objection Period”), the Holders Representative, by written notice to Parent, may object to any of the components set forth in the Closing Statement, setting forth in such notice (the “Objection Notice”) the Holders Representative’s objection(s) and the Holders Representative’s proposal or proposals with respect to the calculation of each such disputed component. Within 30 days following timely delivery of the Objection Notice, if any, Parent and the Holders Representative shall attempt, in good faith, to resolve all disputes between them concerning the Objection Notice, and, if the same are so resolved within such 30-day period, the Closing Statement with such changes as have been agreed in writing by Parent and the Holders Representative will be final and binding on the Parties. If Parent and the Holders Representative cannot resolve such disputes within such 30-day period (or any extension thereof mutually agreed to by Parent and Holders Representative in writing), then all disagreements will be submitted for resolution to a nationally recognized independent accounting firm mutually agreed upon by Parent and the Holders Representative (the “Neutral Accountant”) who shall serve as an expert and not an arbitrator. Promptly, but not later than 30 days after the dispute has been submitted to the Neutral Accountant, the Neutral Accountant shall determine (based solely on presentations by the Holders Representative and Parent to the Neutral Accountant, and not by independent review) only those items in dispute and will render its written report as to its resolution of such terms and resulting calculations of the Closing Merger Consideration. Neither Party shall have any ex parte communications with the Neutral Accountant in connection herewith. In determining each disputed item, the Neutral Accountant may not assign a value to any such item greater than the greatest value for such item claimed by either Party (i.e., the Holders Representative and Parent) or less than the lowest value for such item claimed by either Party. For the purposes of the Neutral Accountant’s calculation of the Closing Merger Consideration, the amounts to be included shall be the applicable amounts from the Closing Statement or as otherwise agreed by Parent and the Holders Representative as to items that are not in dispute, and the amounts determined by the Neutral Accountant as to items from the Objection Notice that are submitted for resolution by the Neutral Accountant. The Holders Representative and Parent shall cooperate with the Neutral Accountant in making its determination, and such determination shall, absent manifest error, be conclusive and binding upon the Parties. The Neutral Accountant shall ensure that all of its individual representatives that are involved in the dispute resolutions hereunder shall be independent of the Parties. The costs and fees related to such determination by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement and any retainer required to be deposited in connection therewith, will be initially shared equally, 50% by Parent, on the one hand, and 50% by the Participating Holders (by payment from the Holders Representative Expense Reserve); provided, that promptly upon the Neutral Accountant’s final determination, all such costs and expenses shall be allocated (which may require direct payments between the Parties) between Parent, on the one hand, and the Participating Holders (by payment from the Holders Representative Expense Reserve), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Accountant that are unsuccessfully disputed by such Party (as finally determined by the Neutral Accountant) bears to the total amount of disputed items submitted, which proportionate allocations shall also be determined by the Neutral Accountant at the time the determination of such firm is rendered on the merits of the matters submitted.

(d) The term “Final Closing Merger Consideration” shall mean the Closing Merger Consideration (i) as set forth in the Closing Statement, if the Holders Representative accepts the Closing Statement as delivered or does not deliver an Objection Notice during the Objection Period, or (ii) as determined pursuant to Section 2.2.2(c), if the Holders Representative delivers an Objection Notice during the Objection Period.

(e) If the Final Closing Merger Consideration (as finally determined pursuant to Section 2.2.2(d)) is less than the Estimated Closing Merger Consideration (such difference, the “Shortfall”), then the Holders Representative and Parent shall provide to the Escrow Agent, in accordance with the terms of the Escrow Agreement, joint written instructions instructing the Escrow Agent to pay, by wire transfer of immediately available funds, from the Adjustment Escrow Amount to Parent the amount of the Shortfall in cash within five Business Days after the Final Closing Merger Consideration is finally determined as provided in Section 2.2.2(d). If payment of the Shortfall to Parent pursuant to this Section 2.2.2(e) does not result in distribution of the entire Adjustment Escrow Amount to Parent, then each applicable Participating Holder shall be paid its Pro Rata Share of the remaining amount of the Adjustment Escrow Amount. Such payment shall be made pursuant to joint written instructions from Parent and the Holders Representative to the Escrow Agent, to release the applicable portions of the remaining

Adjustment Escrow Amount (i) to Paying Agent for the benefit of and distribution to the applicable Participating Holders in respect of the Company Stock and In-the-Money Options (other than those held by current or former employees), and (ii) to the Surviving Corporation for the benefit of and distribution to the holders of In-the-Money Options held by current or former employees in the manner described in Section 2.3.4(f), in each case, within five Business Days after the Final Closing Merger Consideration is determined as provided in Section 2.2.2(d). Notwithstanding anything to the contrary in this Agreement, recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to Parent and any of its Affiliates for any Shortfall and no Holder shall have any Liability for any portion of the Shortfall, if any, in excess of the then remaining funds in the Adjustment Escrow Account.

(f) If the Final Closing Merger Consideration (as finally determined pursuant to Section 2.2.2(d)) is greater than the Estimated Closing Merger Consideration, then each Participating Holder shall be paid its Pro Rata Share of the sum of (i) the amount by which the Final Closing Merger Consideration exceeds the Estimated Closing Merger Consideration (such amount, which in no case will exceed $1,000,000, the “Positive Adjustment Amount”) plus (ii) the entire Adjustment Escrow Amount then remaining in the Adjustment Escrow Account. Such payments shall be satisfied by (A) payment of the Positive Adjustment Amount by Parent or the Surviving Corporation (x) in cash to the Paying Agent for the benefit of and distribution to the holders of the Company Stock and In-the-Money Options (other than those held by current or former employees), and (y) in cash to the holders of In-the-Money Options held by current or former employees in the manner described in Section 2.3.4(f); and (B) release of the entire Adjustment Escrow Amount (which release shall be made pursuant to joint written instructions to be provided by the Holders Representative and Parent) by the Escrow Agent (x) to Paying Agent for the benefit of and distribution to the applicable Participating Holders in respect of the Company Stock and In-the-Money Options (other than those held by current or former employees), and (y) to the holders of In-the-Money Options held by current or former employees in the manner described in Section 2.3.4(f), in each case, within five Business Days after the Final Closing Merger Consideration is determined as provided in Section 2.2.2(d). The Holders Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Adjustment Escrow Account required hereby.

(g) During the Objection Period, Parent will, and will cause the Surviving Corporation to (i) assist the Holders Representative in the review of the Closing Statement and provide the Holders Representative and its Representatives with reasonable access during normal business hours to the relevant books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of Parent and the Surviving Corporation for purposes of the review of the Closing Statement, and (ii) cooperate reasonably with the Holders Representative and its Representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is requested by the Holders Representative or its Representatives.

Section 2.3 Founder Exchange; Merger; Consideration.

2.3.1 Founder Exchange. Immediately prior to the Merger Effective Time, the Founder Exchange shall have been effectuated in accordance with the terms of this Agreement and the Founder Exchange Agreement.

2.3.2 Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects provided in the applicable provisions of the DGCL.

2.3.3 Merger Effective Time. On the Closing Date, immediately following the Founder Exchange, the Company will cause the certificate of merger (the “Merger Certificate”), in the form attached as Exhibit D, to be executed and filed with the Delaware Secretary of State (the “Delaware Secretary of State”). The Merger will become effective at the time when the Merger Certificate has been accepted for filing with the Delaware Secretary of State or such other time provided in the Merger Certificate (the “Merger Effective Time”).

2.3.4 Closing Payments. On the Closing Date, immediately prior to the Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, pursuant to the terms of a Paying Agent Agreement to be entered into by Parent and the Holders Representative with the Paying Agent, in substantially the form attached hereto as Exhibit L (the “Paying Agent Agreement”), by wire transfer of immediately available funds to an account designated in writing by the Company or the Paying Agent (the “Settlement Fund”) for distribution to the Participating Holders (other than with respect to In-the-Money Options held by current or former employees, which are paid as set forth in Section 2.3.4(f)) in accordance with the terms of this Agreement, cash in an amount equal to:

(a) the Estimated Closing Merger Consideration; minus

(b) the Aggregate Exchange Value, which shall be paid or caused to be paid by Parent prior to the Merger Effective Time, pursuant to, and in accordance with, the Founder Exchange Agreement; minus

(c) the Adjustment Escrow Amount, which shall be paid or caused to be paid by Parent at or prior to the Merger Effective Time to the Escrow Agent by wire transfer of immediately available funds for deposit in an escrow account (the “Adjustment Escrow Account”), in accordance with the terms of the Escrow Agreement in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”); minus

(d) the Indemnity Escrow Amount, which shall be paid or caused to be paid by Parent at or prior to the Merger Effective Time to the Escrow Agent by wire transfer of immediately available funds for deposit in an escrow account (the “Indemnity Escrow Account”), in accordance with the terms of the Escrow Agreement; minus

(e) the Holders Representative Expense Reserve, which shall be paid or caused to be paid by Parent at or prior to the Merger Effective Time to the Holders Representative by wire transfer of immediately available funds; minus

(f) the portion of the Aggregate Option Consideration payable in respect of all outstanding In-the-Money Options held by current or former employees (the designated account for which shall be an account that permits the Surviving Corporation to make the payments set forth in Section 2.3.6 and effect the related tax withholding), which shall be paid by Parent (or cause to be paid by Parent) at the Applicable Time through the Surviving Corporation’s payroll system to each applicable Holder of In-the-Money Options that is a current or former employee who has delivered to the Paying Agent a duly and validly executed and completed Letter of Transmittal, in accordance with Section 2.3.6. For purposes of this clause (e), “Applicable Time” shall mean, with respect to a Holder of In-the-Money Options, (i) the Closing Date if such Holder has delivered a duly and validly executed Letter of Transmittal prior to the Closing Date, or (ii) if delivered after the Closing Date, the next practicable payroll date of the Surviving Corporation.

2.3.5 Effect of the Merger. Immediately following the Founder Exchange, at the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any shares of Company Stock or of Merger Sub Common Stock:

(a) Each share of Company Common Stock and Series A Preferred Stock (other than any Dissenting Shares, shares to be canceled pursuant to Section 2.3.5(b), and, for the avoidance of doubt, Founder Exchange Shares) issued and outstanding immediately prior to the Merger Effective Time shall cease to be issued and outstanding, shall be canceled, and shall be automatically converted into and shall become the right to receive with respect to each such share of Company Common Stock and Series A Preferred Stock (i) an amount in cash equal to the Per Share Merger Consideration, and (ii) the Per Share Further Distributions. Such issued and outstanding Company Common Stock and Series A Preferred Stock, when so converted, shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each record holder of such shares of Company Common Stock and Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, in the manner provided in and in accordance with Sections 2.3.5, 2.5, and 2.6 (A) the Per Share Merger Consideration and (B) the Per Share Further Distributions, if any.

(b) All shares of Company Stock that are held by the Company as treasury stock, and each share of Company Stock (including any Founder Exchange Shares) owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent, shall, at the Merger Effective Time, automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

2.3.6 Company Options.

(a) Subject to Section 2.3.4 and Section 2.7, immediately following the Founder Exchange, at the Merger Effective Time, by virtue of the Merger, without further action by the Parties or the holder thereof, each In-the-Money Option (other than Founder Exchange Options, which shall be subject to the Founder Exchange Agreement) shall be canceled and extinguished, with each holder thereof receiving as consideration for such In-the-Money Option the right to receive, without interest, (a) the Per Option Merger Consideration and (b) the Per Share Further Distributions, if any.

(b) Notwithstanding anything in this Agreement to the contrary, immediately following the Founder Exchange and at the Merger Effective Time, each Company Option other than an In-the-Money Option shall be canceled automatically (and without any further action on the part of any Person, including the Company or any holder of any Company Option) with no consideration payable in connection with such cancelation (at the Closing or otherwise) and the holder thereof shall not, in respect of such Company Option, be entitled to any portion of the Per Option Merger Consideration or of any Further Distributions or any other consideration payable under this Agreement.

(c) Prior to the Closing, the Company and its board of directors shall, subject to applicable Law, take all actions necessary to give effect to the transactions provided for in this Section 2.3.6.

2.3.7 Articles of Incorporation; Bylaws.

(a) The Company Charter as in effect immediately prior to the Merger Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Merger Certificate, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The bylaws of the Company as in effect immediately prior to the Merger Effective Time shall, in accordance with the terms thereof, the Company Charter and applicable Law, be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time, except that the name of the Surviving Corporation shall be “D42 Parent, Inc.”, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and the DGCL.

2.3.8 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub as of immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(b) The officers of the Company at the Merger Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 2.4 Dissenting Shares.

2.4.1 Notwithstanding any other provision of this Agreement to the contrary, shares of Company Stock that, as of the Merger Effective Time, constitute “dissenting shares” within the meaning of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares), will not be converted into or represent the right to receive cash in accordance with Section 2.3.5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws, has failed to perfect or otherwise loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Merger Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares (and the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL will cease) and will be converted into the right to receive a cash payment determined in accordance with and subject to the provisions of Section 2.3.5 upon delivery of a Letter of Transmittal in accordance with the terms of Section 2.6.

2.4.2 The Company shall give Parent prompt notice of: (a) any written demand received by the Company prior to the Merger Effective Time for appraisal rights pursuant to Section 262 of the DGCL; (b) any withdrawal of any such demand; and (c) any other demand, notice or instrument delivered to the Company prior to the Merger Effective Time pursuant to the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands.

Section 2.5 Distribution of Closing Payments. Parent shall cause the Paying Agent to distribute the amounts in the Settlement Fund in accordance with this Agreement to the applicable Holders, after receipt from an applicable Holder of a duly completed and executed Letter of Transmittal (including accompanying documents required thereby), an aggregate amount in cash as provided in Section 2.3.5 and Section 2.3.6, in each case, less any withholding pursuant to Section 2.7 below, by wire transfer of immediately available funds.

Section 2.6 Exchange Procedures; Closing Deliveries; Certain Agreements.

2.6.1 Promptly after the date hereof, but in no event later than five Business Days hereafter (or by such other date mutually agreed to by the Company and Parent), Parent shall cause the Paying Agent to deliver to each Holder a letter of transmittal in form attached hereto as Exhibit F (“Letter of Transmittal”) together with instructions for the surrender of the Company Stock in accordance with the terms of the Letter of Transmittal. The Letter of Transmittal will, among other things, (a) provide Holders with instructions for receiving their portion of the Closing Merger Consideration, and (b) require Holders to confirm the appointment of Shareholder Representative Services LLC as the initial Holders Representative and agree to be bound by the provisions of ARTICLE VIII. From and after the Merger Effective Time, (i) each holder of outstanding Company Stock immediately prior to the Merger Effective Time (but immediately following the

Founder Exchange) and (ii) each holder of Company Stock who demanded appraisal in connection with the Merger but waives, withdraws or loses such appraisal rights or if appraisal rights are otherwise determined to be unavailable, will be entitled to receive, upon delivery of a properly completed and executed Letter of Transmittal to the Paying Agent, together with such other documents required pursuant to the instructions set forth in such Letter of Transmittal: (A) the applicable portion of the Closing Merger Consideration to which such Holder is entitled (paid as provided in Section 2.3 and Section 2.5) and (B) the applicable portion of the Further Distributions such Holder is entitled pursuant to Section 2.3 and Section 2.5; provided, that, any Holder holding shares of Company Stock that has duly delivered to the Paying Agent such Holder’s Letter of Transmittal at least two Business Days prior to Closing shall receive such Holder’s applicable portion of the Closing Merger Consideration on the Closing Date. If payment is to be made to a Person other than the Person who is listed as the record holder of the shares of Company Stock, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer Tax and other Taxes required by reason of payment to a Person other than the registered holder of such Company Stock.

2.6.2 At the Closing, Parent or Merger Sub, as applicable, will deliver to the Company all of the following:

(a) a counterpart signature page to the Paying Agent Agreement, executed by Parent and Paying Agent;

(b) a counterpart signature page to the Escrow Agreement, executed by Parent; and

(c) the certificate to be delivered pursuant to Section 6.2.3.

2.6.3 At the Closing, the Company will deliver to Parent and Merger Sub all of the following:

(a) the Merger Certificate, executed by the Company;

(b) a counterpart signature page to the Paying Agent Agreement, executed by the Holders Representative;

(c) a counterpart signature page to the Escrow Agreement, executed by the Holders Representative and the Escrow Agent;

(d) a certificate in the form attached as Exhibit G, dated as of the Closing Date, signed by the Secretary of the Company, certifying (i) the continued effectiveness of the Company Charter, (ii) the names and incumbency of each of the officers of the Company executing this Agreement and each of the other Transaction Agreements, (iii) the valid adoption of resolutions of the board of directors of the Company approving this Agreement and the consummation of the Transactions (including the Merger), and (iv) that the requisite number of Stockholders have adopted and approved this Agreement, the Merger and the matters set forth in the Written Consent;

(e) the certificate to be delivered pursuant to Section 6.1.3;

(f) the Written Consent and Letters of Transmittal executed and delivered by Stockholders representing at least 90% of the then-outstanding number of shares of Company Stock (voting together as a single class on an as-converted to Company Common Stock basis);

(g) letters of resignation, in the form attached as Exhibit M, from each officer and director of the Company;

(h) a certificate of good standing from the Secretary of State of the State of Delaware dated within five Business Days prior to the Closing;

(i) a certificate, together with the required notice to the IRS, in the form of attached as Exhibit H, dated as of the Closing Date, executed on behalf of the Company conforming to the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3);

(j) a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8 (including, for the avoidance of doubt, any necessary certificates or documents related to such IRS Form W-8), as applicable, from each Person (other than a Taxing Authority) entitled to receive any payment of Indebtedness or Transaction Expenses in connection with the Closing; provided that Parent’s sole recourse in the event such forms are not delivered will be to withhold Taxes in accordance with Section 2.7; and

(k) a payoff letter in respect of the Credit Agreement, executed by the applicable lender thereof (the “Payoff Letter”).

2.6.4 The Company shall terminate the Company 2019 Equity Incentive Plan as of immediately prior to Closing. Notwithstanding anything to the contrary in this Section 2.6, no post-Closing adjustment shall be allocated or paid in respect of any Company Option except to the extent permissible under Treasury Regulation Section 1.409A-3(i)(5)(iv)(A); provided, that no such amounts shall be allocated or paid in respect of any In-the-Money Options following the fifth anniversary of the Closing Date. At the Merger Effective Time, each (i) share of Company Common Stock that is reserved and available for issuance, but not subject to an outstanding award, under the Company 2019 Equity Incentive Plan immediately prior to the Merger Effective Time, and (ii) share of Company Common Stock that is subject to an In-the-Money Option (other than any Founder Exchange Option) that is canceled and cashed out as set forth in Section 2.3.6(a), in accordance with Section 2(b)(ii) of the Company 2019 Equity Incentive Plan (the foregoing clauses (i) and (ii) collectively, (the “Available Share Reserve”) shall be assumed by Parent and converted into that number of shares of Parent Stock (rounded down to the nearest whole share) equal to (A) (1) the number of shares of Company Common Stock in the Available Share Reserve, multiplied by (2) the Per Share Merger Consideration, divided by (B) the average closing price of Parent Stock over the 30 consecutive trading days immediately preceding the Closing Date, with such result rounded to the nearest whole share (the “Assumed Share Reserve”). Following the Merger Effective Time, the Assumed Share Reserve will be available for issuance pursuant to awards under Parent’s 2021 Equity Incentive Plan in accordance with Nasdaq Listing Rule 5635(c).

Section 2.7 Withholding Rights. Notwithstanding any other provision in this Agreement, each of Parent, the Surviving Corporation, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Law. If it is determined that any such deduction or withholding is required under applicable Law, Parent, the Surviving Corporation, the Escrow Agent or the Paying Agent, as applicable, shall use commercially reasonable efforts to notify the applicable payee(s) in advance of such withholding, and the Parties (other than the Holders Representative) shall work together to reduce or eliminate any such withholding; provided, however, that such notification and cooperation shall not be required to the extent any such withholding relates to payments that are compensation for services or result from the Company’s failure to deliver the documentation described in Section 2.6.3(i). To the extent amounts are deducted and withheld, such amounts shall be remitted to the applicable Taxing Authority, and such remitted amounts shall be treated for all purposes under this Agreement as having been paid to the Person with respect to which such deduction and withholding was made.

Section 2.8 Transfer Books; Termination of Settlement Fund.

2.8.1 At the Merger Effective Time, the stock transfer books of the Company shall be closed in their entirety, and there shall be no transfers on the share transfer books of the Company of any shares of Company Stock that were outstanding immediately prior to the Founder Exchange, except with respect to any transfers contemplated by the Transactions. Immediately following the Founder Exchange and the Merger Effective Time, the certificates representing the Company Stock shall represent the right to receive the applicable consideration with respect to such Company Stock hereunder.

2.8.2 Any portion of the Settlement Fund that remains unclaimed by Holders for one year after the Merger Effective Time shall be delivered to the Surviving Corporation. Any Holders (other than Dissenting Stockholders) who have not theretofore complied with the procedures set forth in Section 2.6 shall thereafter look only to (a) the Surviving Corporation up to the amount delivered pursuant to the immediately preceding sentence for payment of the applicable Per Share Merger Consideration and (b) the Paying Agent, with respect to the applicable Per Share Further Distributions, in each case, to which it is entitled upon delivery of a Letter of Transmittal. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Paying Agent, the Holders Representative or any other Person shall be liable to any former holder of any Company Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.9 Reliance on Estimated Closing Statement. Parent and its Affiliates (including the Company after the Closing) may conclusively rely upon the Estimated Closing Statement delivered by the Company pursuant to Section 2.2.2(a), including the Spreadsheet set forth therein and whether any Participating Holder received the Per Share Merger Consideration or any Per Share Further Distribution in accordance with this Agreement, and in no event will Parent or any of its Affiliates (including the Company after the Closing) have any Liability to any Person, including the Participating Holders and any actual or purported holder of equity interests of the Company, on account of payments or distributions made in accordance with the Estimated Closing Statement delivered by the Company pursuant to Section 2.2.2(a), including the Spreadsheet set forth therein.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the attached Schedules, which Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III (and the disclosure in any such numbered and lettered section therein shall qualify the corresponding subsection in this ARTICLE III and any other section hereof where it is reasonably apparent that the disclosure applies to such other section), the Company hereby makes the representations and warranties contained in this ARTICLE III to Parent as of the date of this Agreement:

Section 3.1 Organizational Matters.

3.1.1 Valid Existence; Good Standing. Each Acquired Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Company has made available a true, complete and correct copy of each of its Organizational Documents, each as amended to date and each of which is in full force and effect. The Company is not in violation of any provisions in its Organizational Documents in any material respect.

3.1.2 Subsidiaries. Other than Opco, the Company has no Subsidiaries. Except as set forth in Schedule 3.1.2, neither the Company nor Opco owns, directly or indirectly, any shares of capital stock, voting securities, or equity interests in any Person (other than, in the case of the Company, the equity securities of Opco held by the Company).

Section 3.2 Authority; Noncontravention.

3.2.1 Power and Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations thereunder and to consummate the Transactions (including the Merger).

3.2.2 Due Authorization of Agreement. The Company’s board of directors has (a) approved and declared advisable and in the best interests of the Company and its Stockholders the Transaction Agreements and the Transactions, and (b) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been duly authorized by the Company’s board of directors. The approval of Stockholders representing: (i) a majority of the outstanding shares of capital stock (voting together as a single class on an as-if converted to Common Stock basis), and (ii) a majority of the outstanding shares of Series A Preferred Stock voting as a separate class are the only votes of the holders of shares of capital stock necessary to adopt and approve this Agreement and approve the Transactions (including the Merger) under applicable Law (including the DGCL) and the Company’s Organizational Documents (the “Requisite Stockholder Approval”). No other corporate proceedings by the Company are necessary to authorize this Agreement or any other Transaction Agreement, or to consummate the Transactions.

3.2.3 Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which the Company is a party shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.2.4 No Conflict. Except as set forth in Schedule 3.2.4 and except for the Written Consent and the HSR Approval, neither the execution and delivery by the Company of this Agreement and any other Transaction Agreement to which the Company is a party nor the consummation of the Transactions, nor compliance by the Company with any of the terms hereof or thereof, do not and shall not conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or result in the creation of any Lien upon any of the properties or assets of the Acquired Companies under (a) any provision of the Company’s Organizational Documents, (b) any Material Contract or result in the loss of or material disruption to any benefit under any Material Contract, except where the occurrences would not reasonably be expected, individually or in the aggregate, to be material to the Company and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions, or (c) any Law applicable to any Acquired Company or any of their respective properties or assets (whether tangible or intangible).

Section 3.3 Capitalization.

3.3.1 Authorized and Issued Securities. The authorized capital stock of (a) the Company consists of (i) 17,571,626 shares of Company Common Stock, of which 4,101,450 shares are issued and outstanding, and (ii) 10,214,058 shares of Preferred Stock (as defined in the Company Charter), all of which are designated as the Series A Preferred Stock and all of which shares are issued and outstanding, and (b) Opco consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding (the “Opco Common Stock”). The Company has reserved for issuance 3,432,727 shares of Company Common Stock under the Company 2019 Equity Incentive Plan of which Company Options to purchase 2,319,326 shares of Company Common Stock have been granted and are outstanding as of the date hereof. Except as set forth in this Section 3.3.1, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock of the Company and no shares of capital stock, voting securities or equity interests of the Acquired Companies issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, or Contracts providing for the issuance of any shares of capital stock, voting securities or equity interests of the Acquired Companies.

3.3.2 Ownership of Stock and Options. Schedule 3.3.2 sets forth a list of each of the record holders of (a) each class or series of the Company Stock and the number of shares of each such class or series of the Company Stock held by each Holder as of the date hereof listed by class and series, and (b) all Company Options and the exercise price, date of grant, and number of shares of Company Common Stock into which such Company Option are exercisable by each such Holder as of the date hereof.

3.3.3 Valid Issuance; No Preemptive or Other Rights.

(a) All issued and outstanding shares of Company Stock and the Opco Common Stock, as applicable (i) are duly authorized, validly issued, fully paid and nonassessable, and (ii) except as set forth in Schedule 3.3.3, are not subject to, nor were issued in violation of, any preemptive rights or similar rights arising under applicable Law or pursuant to the Organizational Documents of the applicable Acquired Company, or any Contract to which the applicable Acquired Company is a party to or by which it is bound.

(b) Except as provided for in this Agreement or set forth in Schedule 3.3.3, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Stock or the Opco Common Stock.

Section 3.4 No Consents or Approvals. Except for the filing of the Merger Certificate with the Secretary of State of the State of Delaware pursuant to the DGCL and execution of the Written Consent by the requisite Stockholders, or as otherwise set forth in Schedule 3.4, no consents or approvals of, filings with, or notices to any Governmental Authority or any party to a Material Contract are required to be made or obtained by any Acquired Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party and the consummation of the Transactions, except (a) any filings required to be made under the HSR Act and associated approvals by the United States Federal Trade Commission (“FTC”) or the Department of Justice Antitrust Division (“DOJ”), (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) any consents, approvals or filings that may be required solely by reason of the Buyer Parties participation in the Transactions or any facts or circumstances relating to the Buyer Parties or any of their respective Affiliates, or (d) where failure to obtain such consents, approvals, filings and notices would not, individually or in the aggregate have a Company Material Adverse Effect.

Section 3.5 Financial Matters.

3.5.1 Financial Statements. The Company has made available to Parent (a) the audited consolidated balance sheet of the Acquired Companies as at December 31, 2022 and the related audited consolidated statement of operations, cash flow and stockholders’ equity of the Acquired Companies for the fiscal year then ended (the “Audited Financial Statements”), (b) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2023, and the related unaudited consolidated statements of operations, cash flow and stockholders’ equity of the Company for the twelve months then ended (the “Unaudited Financials” and (c) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2024 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations, cash flow and stockholders’ equity of the Company for the three months then ended (the “Interim Financials” and, together with the Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof and for the periods covered thereby (except as may be indicated in the footnotes thereto and, in the case of the Unaudited Financials and the Interim Financials, for the absence of footnotes and for normal year-end adjustments).

3.5.2 No Undisclosed Liabilities. Except as set forth in Schedule 3.5.2, the Acquired Companies do not have any material Liabilities of any nature that are required under GAAP to be disclosed on a balance sheet or in the notes thereto, except for: (a) Liabilities reflected on or reserved against in the Financial Statements, (b) Liabilities that have been incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law, or that relates to any Action), and (c) Liabilities for fees and expenses incurred in connection with the Transaction Agreements and the Transactions.

Section 3.6 Absence of Certain Changes or Events. Except as set forth on Schedule 3.6, since the Balance Sheet Date until the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) each Acquired Company has been operated in the Ordinary Course of Business in all material respects other than in connection with (i) the Transactions, or (ii) changes in (A) the industry in which any Acquired Company operates, (B) Law or (C) GAAP, and (c) the Company has not taken any action that, if taken from the date hereof through the Closing without the prior written consent or approval of Parent, would violate Section 5.1.

Section 3.7 Litigation. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, Action against any Acquired Company (a) which if determined adversely to such Acquired Company would be material to the Company, or (b) that challenges or seeks to prevent, enjoin or delay the Transactions. No Acquired Company is subject to any outstanding judgment, order or decree of any court or Governmental Authority. The Company is not subject to or bound by any Order that would reasonably be expected, individually or in the aggregate, (i) to be material to the Company or (ii) to have a material adverse effect on the ability of the Company to consummate the Transactions.

Section 3.8 Compliance with Laws: Permits. Each Acquired Company is, and for the past five years has been, in compliance in all material respects with all Laws applicable to the operation of its business as presently conducted. Each Acquired Company is, and for the past five years has been, in compliance with all Permits in all material respects. No Acquired Company is in material default or material violation of any Permit to which such Acquired Company is a party and no suspension, cancellation, modification, revocation or nonrenewal of any Permit has occurred, is pending, threatened in writing or, to the Knowledge of the Company, threatened in any other manner. The Company has not received in the past five years any Order or complaint or other communication from any Governmental Authority or any other Person that the Company has any Liability under any Law or that it is not, or has at any time not, been in compliance with any Law. No investigation or review by any Governmental Authority regarding a violation of any applicable Law by the Company has within the past five years occurred, been threatened in writing or, to the Knowledge of the Company, threatened in any other manner.

Section 3.9 Taxes.

3.9.1 Tax Returns. Each Acquired Company has timely filed (or has had filed on its behalf) all income and other material Tax Returns required to be filed by it or with respect to it and has timely paid, or caused to be timely paid, all Taxes due and owing by it or with respect to it to the proper Taxing Authority. All such Tax Returns were true, complete and accurate in all material respects.

3.9.2 Tax Information. There has been made available to Parent true and complete copies of (a) all income and other material Tax Returns of the Acquired Companies for all taxable periods ending after December 31, 2020, and (b) all statements of deficiencies, adjustments or proposed adjustments, revenue agents’ reports and other similar reports relating to Taxes of the Acquired Companies for all taxable periods. Schedule 3.9.2 sets forth each jurisdiction where the Acquired Companies will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

3.9.3 Reserves. The unpaid Taxes of the Acquired Companies (a) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto), and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date. The Acquired Companies have no Liability for Taxes accruing after the Balance Sheet Date except for Taxes arising in the Ordinary Course of Business.

3.9.4 Audits; Inquiries. Except as set forth on Schedule 3.9.4, (a) there are no Actions or audits, assessments or other administrative or court proceedings presently pending relating to the Tax Returns or any Liability in respect of Taxes of the Acquired Companies, and (b) no Acquired Company has received from any Taxing Authority (including in jurisdictions where the Acquired Companies have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any Taxes of the Acquired Companies. No written claim has ever been made by any Taxing Authority that an Acquired Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns with respect to the type of Tax asserted. No power of attorney with respect to Taxes has been granted with respect to the Acquired Companies that will remain in force after Closing.

3.9.5 Tax Shelters. No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).

3.9.6 Tax Allocation Agreements; Other Agreements. None of the Acquired Companies are a party to or bound by, or have any obligation under, any Tax Sharing Agreement. No Acquired Company has (a) ever been a member of a group of entities that filed or was required to file a consolidated, combined, unitary or similar Tax Return, other than a group the common parent of which is the Company, (b) any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise by operation of Law, or (c) ever been a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for Tax purposes. None of the Acquired Companies have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (which such waiver or extension is still in effect), entered into a closing agreement under applicable Tax Law or requested or is subject to any private letter ruling of the IRS or comparable rulings of any other Taxing Authority.

3.9.7 No Liens. There are no Liens with respect to Taxes on any of the assets of the Acquired Companies other than Liens for Taxes not yet due and payable.

3.9.8 Compliance. Each Acquired Company has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld and paid all amounts of Tax required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, or other third party.

3.9.9 Accounting Methods. Each Acquired Company uses the accrual method of accounting for Income Tax purposes. No Acquired Company will be required to include any adjustment in taxable income for any Post-Closing Tax Period pursuant to Sections 481 or 263A of the Code or any comparable provision under state, local or foreign Law as a result of transactions, events or accounting methods employed prior to the Merger.

3.9.10 Post-Closing Inclusions. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (a) any change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (b) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (c) any intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring prior to the Closing, (d) any installment sale or open transaction disposition made prior to the Closing, (e) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date other than in the Ordinary Course of Business, or (f) the application of Sections 951, 951A or 965 of the Code with respect to income earned or recognized or payments received prior to the Closing.

3.9.11 FIRPTA. No Acquired Company has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(a) of the Code.

3.9.12 Spin-Offs. Within the last two years, no Acquired Company has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

3.9.13 Escheat. Except as set forth on Schedule 3.9.13, the Acquired Companies have complied in all material respects with its filing and remittance obligations with respect to unclaimed property and escheat under applicable Laws.

3.9.14 Indirect Taxes. Each Acquired Company has collected, remitted and reported to the appropriate Taxing Authority all sales, use, goods and services and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Laws. Each Acquired Company has complied in all material respects with all applicable Laws relating to record retention for Tax purposes (including, without limitation, to the extent necessary to claim any exemption from sales, use, goods and services or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

3.9.15 Covered Securities; Section 83. No share of Company Stock is a “covered security” within the meaning of Section 6045(g) of the Code, nor is there any share of Company Stock that was issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. The Company has delivered or made available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS office, with respect to any Company Stock that was initially subject to a vesting arrangement issued by the Company to any of its employees (including, for the avoidance of doubt, non-employee directors, consultants and other service providers).

3.9.16 Transfer Pricing. The prices and terms for the provision of any property or services by or to the Acquired Companies are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Law has been timely prepared or obtained and, if necessary, retained.

3.9.17 Pandemic Relief. No Acquired Company has availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to impact the Tax payment and/or reporting obligations of Parent or its Affiliates (including the Acquired Companies) after the Closing Date.

3.9.18 Net Operating Losses; Research and Experimental Expenditures. The net operating losses and capitalized and amortizable research and experimental expenditures under Section 174 of the Code, in each case, as of the end of the Closing Date, shall exceed the amount of any advanced payments received or deferred revenues arising with respect to Contracts entered into by the Acquired Companies from January 1, 2024 through the Closing Date that will be deferred for Tax purposes and recognized by the Acquired Companies in the Tax year following the Closing Date.

3.9.19 Limitations on Tax Representations and Warranties. Subject to Section 3.9.18, but notwithstanding anything else to the contrary in this Agreement, no representation or warranty is being made regarding the availability, amount, value or condition of, or any limitation on, any Tax credits, capital losses, net operating losses or similar Tax assets of the Acquired Companies in each case in a Post-Closing Tax Period.

Section 3.10 Labor Matters; Employee Benefits. As of the date hereof:

3.10.1 Collective Bargaining Agreements; Labor. None of the Acquired Companies are, nor have they ever been, a party to any collective bargaining agreement, contract or other agreement with a labor union or labor organization. No labor union or labor organization claims, or has ever claimed, to represent any of the employees of the Acquired Companies and, no union organization campaign is in progress or threatened with respect to the employees of any Acquired Company. The Acquired Companies have never experienced any labor disputes, strikes, lockout, work stoppages, slowdowns, or other labor disputes.

3.10.2 Severance Agreements. All of the employees of each Acquired Company are employed “at will” and except as otherwise noted on the Schedule 3.10.2, there is no severance agreement or similar agreement between any Acquired Company and any current or former employee. The engagement of each independent contractor, consultant, and advisor of the Acquired Companies can be terminated by the Acquired Companies without advance notice, termination payment, or other similar benefit.

3.10.3 Census. Schedule 3.10.3 contains a complete and accurate list of all employees and individual independent contractors, individual consultants, and individual advisors of the Acquired Companies, along with, as applicable, for each such individual: (a) status as an employee, independent contractor, consultant, or advisor; (b) job title; (c) location of employment or engagement; (d) date of hire or engagement; (e) status as full-time or part-time; (f) current base salary, contract rate, or regular hourly wage rate; (g) classification as overtime exempt or overtime nonexempt under applicable Laws; (h) target bonus, commission, or other incentive compensation amount and the amount of any such incentive compensation paid during the prior year; (i) leave of absence status and expected return date; (j) entity that employs or engages the individual; (k) accrued but unused vacation time and/or paid time off; (l) any written promises or commitments made to them with respect to changes or additions to their compensation or benefits; and (m) their visa status, if applicable. No such employee, independent contractor, consultant, or advisor (or group of any of the foregoing) have provided notice to the Acquired Companies of their intent to terminate their employment or engagement with the applicable Acquired Company, and to the Knowledge of the Company, no such individual or group intends to terminate their employment or engagement with the applicable Acquired Company.

3.10.4 Compliance. Each Acquired Company is, and at all times during the past five years has been in material compliance with all applicable Laws respecting labor, employment, and employment practices, including all applicable Laws concerning terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, employee safety and health, wages (including overtime wages), compensation, and hours of work with respect to employees. Each Acquired Company has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to their current and former employees and independent contractors. No Acquired Company has any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee or independent contractor (other than routine payments to be made in the normal course of business and consistent with past practice). Each Acquired Company has obtained and verified documentation from each of their current and former employees establishing their authorization to work under applicable immigration Laws and has otherwise complied in all material respects with all Laws respecting immigration and work authorization. No Acquired Company has effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation,” or other action that required, or would reasonably be expected to require, advance notice under the Worker Adjustment and Retraining Notification Act or any similar Law.

3.10.5 No Acquired Company has any Liability with respect to the classification of their current and former employees as exempt or non-exempt (or similar status under applicable Law) and the classification of their current and former workers as employees or non-employee workers (such as independent contractors, consultants, and/or advisors).

3.10.6 No employee, independent contractor, consultant, or advisor of any Acquired Company has been alleged to be in breach of any non-competition agreement, non-disclosure agreement, or restrictive covenant to a former employer or other entity relating to the right of any such individual to be employed or engaged by the Acquired Companies, nor, to the Knowledge of the Company, is any such individual in breach of any such agreement or covenant.

3.10.7 Disputes. There is no strike, work stoppage or other material labor dispute involving any Acquired Company pending or threatened in writing. There are no Actions pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, labor organization or other representative of the employees of any Acquired Company, including any Governmental Authority (excluding ordinary unemployment or benefits claims). Within the past five years, no allegations of discrimination, retaliation, harassment, or sexual harassment or misconduct have been made against (i) the Founder or any executive, officer, or director of the Acquired Companies, or (ii) any employee of the Acquired Companies who, directly or indirectly, supervises other employees of the Acquired Companies, and no Acquired Company has ever entered into any settlement agreement or conducted any investigation related to any such allegations (for the avoidance of doubt excluding general separation agreements including general releases of claims where there was no allegations of discrimination, retaliation, or harassment).

3.10.8 Company Plans.

(a) Schedule 3.10.8(a) contains a correct list of each Company Plan. With respect to each Company Plan, the Company has provided or made available to Parent a current, accurate and complete copy thereof or copy of all governing documents of each Company Plan (or for unwritten Company Plans, a written description of the material terms of such Company Plan), any funding medium for the Company Plan and the representative form of agreement thereof and, to the extent applicable, a current, accurate and complete copy of: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or tax approval letter; (iii) any summary plan description (or other descriptions provided to employees) and all summaries of material modifications thereto; (iv) the three most recent Form 5500 and attached schedules, audited financial statements and actuarial valuation reports; (v) the last three years of non-discrimination testing results; and (vi) all non-routine correspondence to and from any governmental agency.

(b) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with Law and all relevant regulatory and administrative requirements. (ii) No Company Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (iii) All payments and/or contributions required to have been timely made with respect to all Company Plans either have been made or have been accrued in accordance with the terms of the applicable Company Plan and applicable law. (iv) The Company Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code. (v) Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred that would reasonably be expected to cause the loss of such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification. Each trust established in connection with any Company Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(c) No Acquired Company or any ERISA Affiliate currently maintains, sponsors, or contributes to, has ever maintained, sponsored or contributed to, or has or has had any liability or obligation in respect of: (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) any other employee benefit plan, fund, program, Contract or arrangement that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code; (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); or (vi) any liability under Title IV of ERISA that has not been paid in full.

(d) There are no pending claims, actions, suits, governmental administrative proceedings, audits or other proceedings that have been asserted or instituted with respect to any Company Plan other than routine claims for benefits, and to the Knowledge of the Company, no such claim, action, suit, governmental administrative proceeding, audit or other proceeding has been threatened.

(e) Except as contemplated under this Agreement or as set forth in Schedule 3.10.8(e), neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions could (either alone or in conjunction with any other event): (i) result in any payment becoming due to any employee, (ii) increase any payments or benefits otherwise payable under any Company Plan, (iii) result in or cause the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan; (iv) further restrict any rights of any Acquired Company to amend or terminate any Company Plan; (v) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (vi) result in an obligation to reimburse, indemnify or make a “gross up” or similar payment or arrangement in respect of any Taxes that may become payable under Section 4999 of the Code.

(f) Each “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code under which any Acquired Company makes, is obligated to make, or promises to make, payments subject to Section 409A of the Code, has since the inception of the Acquired Companies, been administered, operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and the applicable Treasury Regulations and IRS guidance thereunder and the document or documents that evidence each such plan conform to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No payment pursuant to any arrangement between any Acquired Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any Person to a Tax pursuant to Section 409A of the Code. No Acquired Company has any obligation to reimburse, indemnify or make a “gross up” or similar payment or arrangement in respect of any Taxes that may become payable under Section 409A of the Code.

(g) Each Company Option or other stock option award granted by an Acquired Company: (i) that is intended to qualify as an “incentive stock option” under Section 422 of the Code is so qualified; (ii) was duly authorized no later than the date on which the grant of such award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the applicable Acquired Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto; (iii) was made in accordance with the terms of the applicable plan and all other applicable Laws and regulatory rules or requirements; (iv) was granted with a per share exercise price no less than the fair market value (within the meaning of Section 422 of the Code, in the case of each such awards intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other award granted to such holder who is subject to U.S. taxes) of a share of Company Common Stock on the applicable Grant Date; and (v) was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the applicable Acquired Company.

(h) None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state Law (and for which the beneficiary pays the full cost of coverage). There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Plan.

(i) Except as set forth in Schedule 3.10.8(i), no Company Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.

(j) Except as set forth in Schedule 3.10.8(j) no Company Plan is sponsored, maintained or contributed to under the Law or applicable custom or rule of any jurisdiction outside of the United States.

(k) Schedule 3.10.8(k) sets forth the name of each “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

Section 3.11 Environmental Matters. Each Acquired Company has at all times complied, and is in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws that are necessary for its business and operations (“Environmental Permits”). No Acquired Company is subject to any pending, or to the Knowledge of the Company, threatened Action alleging that such member may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law. There are no investigations of any Acquired Company pending or threatened in writing under Environmental Laws by any Governmental Authority that would reasonably be expected to result in any Acquired Company incurring material Liability under any Environmental Law. No Acquired Company has received any notice, report or other information regarding any actual or alleged violation or breach of any Environmental Law or any investigatory, remedial or corrective Liabilities of or pertaining to the Acquired Companies.

Section 3.12 Material Contracts.

3.12.1 Specified Material Contracts. Schedule 3.12.1 sets forth a list of all of the following Contracts to which any Acquired Company is a party or by which it is bound (each, a “Material Contract”):

(a) all Contracts, other than a Company Plan, that obligate any Acquired Company to pay or repay an amount in cash, goods, services or materials of $100,000 or more in any consecutive 12-month period;

(b) all Contracts, other than a Company Plan, that entitles any Acquired Company to receive, an amount in cash, goods, services or materials of $250,000 or more in any consecutive 12-month period;

(c) all Contracts that by their terms contain exclusivity or most favored nation obligations binding any Acquired Company, non-solicitation binding any Acquired Company, any rights of first refusal or rights of first offer binding any Acquired Company, or non-competition or other similar restrictions that restrict the ability of any Acquired Company to (i) compete in any geographical area or engage in any line of business, (ii) sell, license, manufacture or otherwise distribute any of its Technology or products, or from providing services, to customers or potential customers, or (iii) acquire any product, property, or other asset, or any services;

(d) all Contracts for the sale of any of the assets of any Acquired Company or for the grant to any Person of any preferential rights to purchase any of its assets, in each case, other than in the Ordinary Course of Business, for consideration in excess of $250,000;

(e) all Contracts creating or relating to joint ventures; joint development; strategic alliance or any sharing of revenues, profits, losses, or liabilities; or partnerships;

(f) all Contracts entered into in the past year relating to the acquisition (by merger, purchase of stock or assets, or otherwise) by any Acquired Company of any operating business or material assets or the capital stock of any other Person;

(g) any separation agreement or settlement agreement with any Person under which any Acquired Company has any current actual or potential Liability, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Authority;

(h) any Contract with any labor union or other labor organization;

(i) any employment or consulting Contract with any employee or other service provider of any Acquired Company (i) that provides for total annual base compensation in excess of $200,000 and/or (ii) that are not terminable at-will by such Acquired Company without advance notice, severance, termination payment, or similar benefit;

(j) all Contracts (i) providing for severance, retention, change in control or similar arrangements, (ii) providing for the payment and/or accelerated payment or vesting of any form of compensation or benefits upon the consummation of the Transaction to any employee or other service provider of any Acquired Company, (iii) otherwise restricting any Acquired Company’s ability to terminate the employment or engagement of any employee or other service provider of any Acquired Company at any time for any reason or no reason without penalty or liability, or (iv) providing for payment of any cash compensation by any Acquired Company to any employee or other service provider of any Acquired Company that may be triggered, either automatically or with the passage of time, in whole or in part, by the consummation of the Transactions;

(k) all Contracts relating to the incurrence, assumption or guarantee of any Indebtedness having an outstanding principal amount in excess of $250,000;

(l) all Contracts requiring any capital commitment or capital expenditure (including any series of related expenditures) of more than $250,000; and

(m) all (i) Contracts executed or submitted to or on behalf of any Governmental Authority or any prime contractor or higher-tier subcontractor, or under which any Governmental Authority or any such prime contractor or subcontractor otherwise has or may acquire any right or interest; or (ii) quotation, bid or proposal submitted to any Governmental Authority or any prime contractor or higher-tier subcontractor of any Governmental Authority.

3.12.2 Status of Material Contracts. The Acquired Companies have made available true, correct, and complete copies of all Material Contracts, including all amendments thereto. No Acquired Company is in default in any material respect under any Material Contract. Each Material Contract is a legal, valid and binding obligation of such Acquired Company and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles). To the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Material Contracts. No Acquired Company has received any written notice, and to the Knowledge of the Company, has received any oral notice that any party to any of the Material Contracts has exercised or threatened in writing to exercise any termination rights with respect to any such Material Contracts.

Section 3.13 Real Property. The Acquired Companies do not currently own and have not owned any real property. Schedule 3.13 sets forth a true, complete and correct list of all lease agreements, sublease agreements, or other agreements allowing occupancy of real property by an Acquired Company as lessee, or pursuant to which any Acquired Company leases, subleases, or grants rights of occupancy in any real property to a third party (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). All real property used or occupied by the Acquired Companies are possessed by the Acquired Companies pursuant to a Real Property Lease set forth on Schedule 3.13. No Acquired Company has leased, subleased or licensed any portion of its interest under any Real Property Lease or the property leased thereby to any third party. Each Real Property Lease is valid and effective in accordance with its respective terms, and no Acquired Company has received any written notice of any default or event that would constitute a material default under any of the Real Property Leases.

Section 3.14 Intellectual Property.

3.14.1 Acquired Company IP. All intellectual property owned or purported to be owned by any Acquired Company (“Acquired Company IP”) is solely owned by the applicable Acquired Company, free of Liens, other than Permitted Liens and other than non-exclusive, term-limited licenses granted in the Ordinary Course of Business, and no Acquired Company has received any written third-party claim to the contrary. No Acquired Company IP is subject to any court order, injunction, settlement, or similar restriction limiting its exploitation or use by Acquired Company. No Acquired Company has granted any exclusive license to or under, or any right to acquire, any Acquired Company IP.

3.14.2 Registrations. Schedule 3.14.2 sets forth a complete and accurate list, as of the date of this Agreement, of all registered Intellectual Property Rights and applications for registration of Intellectual Property Rights, in each case constituting Acquired Company IP or exclusively licensed to an Acquired Company, including any applications therefor filed by or on behalf of any such Acquired Company (“Registered IP”). Schedule 3.14.2 lists for each item of Registered IP: (a) a description (e.g., application or issuance number and title) of such item and the jurisdiction in which each has been filed or applied for; (b) the status of such item (e.g., application filed or issued); (c) any proceedings or actions before any court, tribunal or equivalent authority anywhere in the world related thereto (other than regular proceedings associated with the prosecution of a patent or trademark); (d) the registered owner of such Registered IP and whether it is co-owned with another Person, and if so, the name of such Person, or whether any other Person has an ownership interest in, or ownership rights with respect to such item; and (e) any action that must be taken within 90 days following the date hereof (including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of the United States Patent and Trademark Office or any equivalent authority anywhere in the world) for the purposes of obtaining, maintaining, or preserving or renewing any Registered IP. All Registered IP is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees, and proofs of use, and recordations of assignments) and is subsisting, enforceable and, to Acquired Company’s knowledge, valid, and no such Registered IP is the subject of any current challenge, re-examination, or similar process (except as disclosed on

Schedule 3.14.2). The Acquired Companies have not taken or failed to take any action (including failure to disclose any information) that would limit the validity, scope or enforceability of any patents that are Acquired Company IP. All Acquired Company IP, including all Registered IP, is and will be fully transferable, alienable or licensable by the Acquired Companies and/or Parent without restriction and without payment of any kind to any third party.

3.14.3 In-Licenses; Sufficiency. Schedule 3.14.3 sets forth all Intellectual Property Rights licensed to any Acquired Company (other than open source licenses and Off-the-Shelf Software Licenses that are not incorporated into an Acquired Company product or service) and that are either incorporated into an Acquired Company product or service or that are otherwise material to the business of the Acquired Companies (“In-Licenses”). The Acquired Company IP and the intellectual property subject to the In-Licenses collectively comprise all the Intellectual Property Rights necessary for the operation of Acquired Companies’ current business, in all material respects, and no Acquired Company is in material breach of any In-License. The Closing of the Transactions will not result in a loss of any rights subject to In-Licenses.

3.14.4 Infringement. Each Acquired Company is the owner or has the right to use all Intellectual Property Rights used by such Acquired Company in its Ordinary Course of Business, and the conduct of business of each Acquired Company does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party. No Acquired Company has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any license of material Intellectual Property Rights to which such Acquired Company is a party or by which it is bound. No Acquired Company is a party to any Action which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property Rights used or owned by any Person against any Acquired Company, or challenging the ownership, use, validity or enforceability of any Intellectual Property Rights owned or used by any Acquired Company. To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement, violation or misappropriation by any third party of any Acquired Company IP.

3.14.5 No Government or University Contracts; R&D Sponsor. None of the Acquired Company IP was, in whole or in part developed by or on behalf of, or using any funding, grants or subsidies from, or any facilities or other resources of, any Governmental Authority, or any university, college, military, educational institution, research center or any entity affiliated with any university, college, military, educational institution or research center (“R&D Sponsor”) or any entity owned or controlled by any R&D Sponsor, in each case in such a manner as to give any such R&D Sponsor (or any of their owned or controlled entities) any claim or right to any, ownership of, license grant to or under, or Lien on, any Acquired Company IP.

3.14.6 Industry Organizations and Consortia. No Acquired Company has participated in or made any contribution or disclosure to any SIG under, pursuant to or that is subject to, or is bound by, or has agreed to be bound by, any Contract which grants a covenant not to sue, purports to license or potentially license any Acquired Company IP as a result of such contribution or disclosure to or participation in any SIG. “SIG” means a standards-setting organization, industry body, consortium or other multi-party special interest group, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, that could require or obligate any Acquired Company to grant or offer to any third party any license, right or covenant with respect to any Intellectual Property Rights.

3.14.7 AI Programs. No Acquired Company has used any data sets, information, or data provided by or obtained or collected from any third party in developing, building, instructing, or training any artificial intelligence or machine learning algorithm, program, product, or technology, including those simulating human intelligent thought processes (collectively, “AI Programs”), in violation of Law. For such data sets, information, or data, the applicable Acquired Company has obtained all necessary rights for its collection and use, including, as applicable, valid and enforceable licenses, consents, and permissions necessary for such collection and use, and no such license, consent, or permission has been terminated, revoked, or rescinded. Each Acquired Company has used reasonable practices in the development and training of AI Programs.

3.14.8 Open Source Software. Except as set forth in Schedule 3.14.8, (a) none of the Acquired Companies has utilized Open Source Software in a manner that results in subjecting such Acquired Company’s proprietary software to terms requiring the availability or disclosure of the source code thereto, and (b) each of the Acquired Companies are in compliance with the terms of any open source license to which such party is subject (including with respect to disclosure, notice, and attribution). “Open Source Software” shall mean any software that constitutes open source, public source or freeware Technology, or any modification or derivative thereof, including any version of any software licensed pursuant to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, source code or purports to restrict one’s ability to charge for distribution of software.

3.14.9 No Disclosure of Source Code. None of the Acquired Companies, nor any other person acting on their behalf has disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any source code that is Acquired Company IP, except to employees, contractors and consultants working on the development of the source code that is Acquired Company IP who were subject to confidentiality obligations with respect to such source code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by any of the Acquired Companies or any person acting on their behalf to any third Person of any such source code. Schedule 3.14.9 identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other third Person, any such source code, and describes whether the execution of this Agreement or consummation of the Transaction, would result in the release from escrow of any such source code.

3.14.10 Effects of the Transaction. Neither this Agreement, nor the Transactions, including the assignment to Parent by operation of law or otherwise of any Contracts to which any of the Acquired Companies is a party, will result in: (a) Parent, or any of its Affiliates (other than Persons that will become Affiliates as a result of the Transactions) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (b) Parent, any of its Affiliates (other than Persons that will become Affiliates as a result of the Transactions), being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (c) Parent, or any of its Affiliates (other than Persons that will become Affiliates as a result of the Transactions contemplated hereby) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the Transactions.

3.14.11 Privacy Matters.

(a) Except as set forth on Schedule 3.14.11(a), the Acquired Companies have, at all times during the past five years, complied, in all material respects, with all (i) Privacy Laws, (ii) terms of any Contract by which the Acquired Companies are bound relating to privacy, information security, or Processing of Sensitive Data (including without limitation, data processing agreements, information security schedules, and data transfer agreements), (iii) industry standards relating to privacy or security applicable to the Acquired Companies or with which the Acquired Companies have otherwise agreed to comply or represented their compliance, (iv) Privacy Policies, and (v) the privacy or security-related requirements of any self-regulatory organizations, certifications, or frameworks to which the Acquired Companies belong or with which the Acquired Companies have agreed to comply (collectively, (i)-(v) are the “Privacy Requirements”).

(b) Except as set forth on Schedule 3.14.11(b), the Acquired Companies have, at all times during the past five years, provided notice of their privacy and security practices, including as and to the extent required by applicable Privacy Requirements. The Acquired Companies’ privacy and security practices and Processing of Personal Data conform, and at all times have conformed, to all Privacy Policies in all material respects. No disclosure made or contained in any Privacy Policy is, or has been, inaccurate, incomplete, misleading, or deceptive in any way (including by omission), or has violated Privacy Laws. The Acquired Companies have, at all times, posted, provided, or made available, Privacy Policies on the Acquired Companies’ websites, mobile applications, or where otherwise required under, and in a manner that complies with, applicable Privacy Requirements in all material respects. The Acquired Companies have made available to Parent true, correct and complete copies of all such Privacy Policies.

(c) The Acquired Companies have contractually obligated all third parties that Process Sensitive Data on the Acquired Companies’ behalf, to (i) comply with Privacy Laws; (ii) Process Sensitive Data only in accordance with the instructions of the Acquired Companies; (iii) take reasonable and appropriate steps to protect and secure Sensitive Data from Security Incidents; and (iv) restrict access to and use of Sensitive Data to those authorized or required to under the servicing, outsourcing, processing, or similar arrangement. To the Knowledge of the Company, no third parties with access to Sensitive Data or Company IT Systems have failed to comply with any such obligations in any material respect.

(d) Except as set forth on Schedule 3.14.11(d), the Acquired Companies do not, and do not permit any third parties that Process Personal Data on the Acquired Companies’ behalf to, sell, lease, or rent any Personal Data or to use such data for their own marketing or advertising purposes.

(e) The Acquired Companies have sufficient rights and authority, including under applicable Privacy Requirements, to permit the use and other Processing of Personal Data by or for the Acquired Companies as currently conducted and as currently contemplated by the Acquired Companies to be conducted, including in connection with the development, offering, and provision of its services.

(f) Except as set forth on Schedule 3.14.11(f), the Acquired Companies have: (i) provided adequate notice and obtained any necessary consents as and where required for their Processing of Personal Data under applicable Privacy Requirements, (ii) obtained all applicable permits and licenses, and made all filings with Governmental Authorities, required under Privacy Laws for the Processing of Personal Data as currently conducted and as currently contemplated by the Acquired Companies to be conducted, and (iii) abided by any applicable opt-outs and consents related to Personal Data where required by Privacy Requirements.

(g) Neither the execution, delivery, or performance of this Agreement, the consummation of the Transactions, nor the disclosure or transfer of Sensitive Data to Parent in connection with the Transactions will violate any Privacy Requirements in any material respect, require notice to or consent from any Person, or result in any Order or Contract with any Governmental Authority becoming applicable to Parent.

(h) The Acquired Companies are not subject to any Action or Order from any Governmental Authority which restricts, impairs, encumbers, hinders, or imposes requirements in connection with, their Processing of any Personal Data.

(i) The Acquired Companies have not transferred any Personal Data across any national borders except in compliance with Privacy Requirements in all material respects. The Acquired Companies are not subject to any Privacy Requirements that require the Acquired Companies to store or maintain any Personal Data in a specific jurisdiction. The Acquired Companies have established, implemented and at all times complied with a valid legal basis for the cross-border and onward transfers of Personal Data where required by Privacy Requirements.

(j) There is not, and has not been, any Action by any Governmental Authority or other Person relating to the Acquired Companies’ privacy or data security practices, the security of any Company IT Systems or the Processing of Personal Data by or on behalf of the Acquired Companies.

3.14.12 Information Security.

(a) The Company IT Systems are sufficient for the operation of the business of the Acquired Companies, including as to capacity, scalability, and ability to Process current peak volumes in a timely manner, each in all material respects. The Company IT Systems are in reasonably sufficient working order and are sufficient to effectively perform all computing, information technology and data Processing operations necessary for the operation of the business of the Acquired Companies as currently conducted and as currently contemplated by the Acquired Companies to be conducted. The Acquired Companies have not experienced any material disruption to, or material interruption in, the conduct of its business attributable, in whole or in part, to a defect, error, or other failure or deficiency of any Company IT System. The Acquired Companies have implemented and routinely tested commercially reasonable and appropriate business continuity and disaster recovery plans or procedures relating to Company IT Systems and Sensitive Data.

(b) The Acquired Companies have implemented and at all times during the past five years maintained a comprehensive written information security program that (i) includes reasonable and appropriate administrative, technical, physical, security and organizational measures, controls, policies and safeguards, (ii) complies with all Privacy Requirements in all material respects, (iii) is designed to preserve and protect the confidentiality, availability, security, and integrity of all Company IT Systems and Sensitive Data, (iv) identifies internal and external risks to the security of the Company IT Systems and Sensitive Data, and (v) is designed to detect, prevents, and mitigate Security Incidents and security vulnerabilities (the “Security Program”).

(c) All of the Acquired Companies’ current employees, contractors, and other personnel who have access to Sensitive Data or Company IT Systems, have received appropriate training with respect to compliance with applicable Privacy Requirements and the Security Program.

(d) The Acquired Companies have not experienced a Security Incident during the past seven years and there is no circumstance that the Acquired Companies reasonably suspect may constitute a Security Incident. The Acquired Companies have not received any written notice from any Person or other third party that a Security Incident has occurred during the past seven years. To the Knowledge of the Company, no circumstance has arisen that would require the Acquired Companies to notify a Person or other third party of a Security Incident pursuant to any Privacy Requirement.

(e) The Acquired Companies have implemented an appropriate vulnerability management program and taken commercially reasonable steps to detect, manage, mitigate, and patch bugs, vulnerabilities, defects, contaminants, and errors in Company IT Systems. The Acquired Companies have taken and, if applicable, is currently taking prompt, appropriate action (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all material risks, threats, and vulnerabilities identified in assessments, scans, penetration tests, or other analyses related to the Acquired Companies or the Company IT Systems or about which the Acquired Companies are aware. The Acquired Companies are not aware of any vulnerabilities classified as “medium,” “high,” “critical” or higher affecting its Company IT Systems that have not been fully remediated, or for which compensating controls have not been implemented. No Company IT System contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Acquired Companies have implemented, and the Acquired Companies maintain, reasonable and appropriate measures designed to prevent the introduction of Malicious Code into the Company IT Systems, including without limitation, firewall protections, regular virus scans, and other measures for taking and storing on-site and off-site back-up copies of Company Software and Sensitive Data.

Section 3.15 Key Customers; Key Suppliers.

3.15.1 Key Customers. Schedule 3.15.1 sets forth a true, correct and complete list of the ten largest purchasers of products and/or services from the Acquired Companies during each of the fiscal years ended December 31, 2022 and December 31, 2023, based on aggregate partner booking value and customer subscription annual contract value for such years (each, a “Key Customer”). No Acquired Company has any material disputes with any Key Customer, and, to the Knowledge of the Company, no Key Customer has any material dispute with any Acquired Company. No Acquired Company has received any letter, notice, complaint or other communication from any Key Customer in writing, or to the Knowledge of the Company, orally that such Person (a) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company in a manner that is materially adverse to the Company; or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is materially adverse to the Company.

3.15.2 Key Suppliers. Schedule 3.15.2 sets forth a true, correct and complete list of the ten largest suppliers of products and/or services to the Acquired Companies during each of the fiscal years ended December 31, 2022 and December 31, 2023, based on amounts paid or payable by the Acquired Companies (each, a “Key Supplier”). The Acquired Companies do not have any material disputes with any Key Supplier, and, to the Knowledge of the Company, no Key Supplier has any material dispute with any Acquired Company. Schedule 3.15.2 sets forth a correct and complete list of each Key Supplier. No Acquired Company has received any letter, notice, complaint or other communication from any Key Supplier in writing, or to the Knowledge of the Company, orally that such Person (a) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company in a manner that is materially adverse to the Company; or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is materially adverse to the Company.

Section 3.16 Insurance. Schedule 3.16 sets forth a true, complete and correct list (including type of coverage, policy period, and premium) of all material policies of insurance maintained by the Company. Each of the material insurance policies maintained by the Acquired Companies is in full force and effect as of the date hereof and all premiums due and payable to date under all such policies have been paid. The Acquired Companies are insured with reputable insurers, or self-insured, against all risks that to the Knowledge of the Company are normally insured against by companies in similar lines of business by similarly situated companies.

Section 3.17 Related Party/Affiliate Transactions. Except as set forth on Schedule 3.17 and except for employment agreements entered into with employees in the Ordinary Course of Business and participation in Company Plans by employees, no Acquired Company has purchased, acquired or leased any property, Technology or services from, or sold, transferred or leased any material property or service to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any Contract with, any Related Party or Affiliate of any Acquired Company.

Section 3.18 Brokers and Other Advisors. Except as set forth on Schedule 3.18, no Acquired Company has, directly or indirectly, entered into any agreement with any Person that would obligate any Acquired Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 3.19 Takeover Statutes. The board of directors of the Company has approved this Agreement and the consummation of the Merger and the other Transactions and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other Transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other Transactions. No other takeover statute or similar Law applies to this Agreement, the Merger or the other Transactions.

Section 3.20 International Trade and Anti-Corruption Matters. None of the Company, any officer, director or, to the Knowledge of the Company, any employee of the Company, agent or other third party representative acting on behalf of the Company, (a) is currently (or has been in the last five years): (i) engaging (or engaged) in any unauthorized dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws, or (ii) is (or was) in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws; or (b) has in the last five years (i) made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any Governmental Authority or other Person in violation of applicable Anti-Corruption Laws; (ii) established or maintained in violation of applicable Laws any unlawful or unrecorded fund or asset for any purpose or made any false or fictitious entry, or omitted to make any entry, on the books or records of the Company for any reason; (iii) been the subject of any investigation, inquiry or Action by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Law (and no such investigation, inquiry or Action is pending or, to the Knowledge of the Company, threatened, and there are no circumstances that would reasonably be expected to give rise to any such investigation, inquiry or Action); or (iv) otherwise been in violation of any applicable Anti-Corruption Laws.

Section 3.21 Minute Books. The Company has made available accurate copies of the minute books of the Company for the past five years. Such minute books of the Company contain true, complete and correct copies, in all material respects, of all minutes of meetings of and actions by the Stockholders, the Company’s board of directors, and all committees of the Company’s board of directors, in each case, during such five year period and have been maintained, in all material respects, in accordance with applicable Law.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither the Acquired Companies, the Holders nor any other Person on behalf of the Acquired Companies makes any other express or implied representation or warranty with respect to the Acquired Companies or their business, operations, assets or Liabilities or with respect to any other information provided to the Buyer Parties at any time and by any means, and the Company specifically disclaims any other representations or warranties, whether made by any Acquired Company, the Holders or any of their respective Affiliates, officers, directors, employees, agents or representatives however made, directly or indirectly. Neither the Acquired Companies, the Holders nor any other Person shall have or be subject to any Liability to the Buyer Parties or any other Person resulting from the distribution to the Buyer Parties or any Person acting on their behalf, or the Buyer Parties’ or such Person’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Buyer Parties or such Person or their respective representatives in certain “data rooms” or management presentations or otherwise in expectation of the Transactions.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the attached Schedules, which Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE IV (and the disclosure in any such numbered and lettered section therein shall qualify the corresponding subsection in this ARTICLE IV and any other section hereof where it is reasonably apparent that the disclosure applies to such other section), Parent and Merger Sub, jointly and severally, hereby make the representations and warranties contained in this ARTICLE IV to the Company as of the date of this Agreement:

Section 4.1 Authority; Noncontravention.

4.1.1 Valid Existence; Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of its jurisdiction of incorporation, organization or formation (as applicable) and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted except, where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a material adverse effect on its ability to perform all of its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions.

4.1.2 Power and Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform all of its obligations thereunder and to consummate the Transactions.

4.1.3 Due Authorization of Agreement. The board of directors of each of Parent and Merger Sub has approved and declared advisable and in the best interests of Parent, Merger Sub and their respective stockholders the Transaction Agreements to which each of them is a party and the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which they are a party and the consummation by them of the Transactions have been duly authorized by the board of directors of each of Parent and Merger Sub.

4.1.4 Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which Parent or Merger Sub is a party have been duly executed and delivered by Parent or Merger Sub, as applicable. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.1.5 No Conflict. Except as set forth in Schedule 4.1.5, neither the execution and delivery by Parent and Merger Sub of any Transaction Agreement to which either of them is a party nor the consummation of the Transactions, nor compliance by Parent and Merger Sub with any of the terms hereof or thereof, shall conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under (a) any provision of Parent or Merger Sub’s certificate of incorporation, (b) any material Contract to which either of them is a party of by which either of them is bound, or (c) any Law applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible), in each case, other than such conflicts, violations, defaults, rights, or Liens that would not reasonably be expected to have a material adverse effect on Parent or Merger Sub.

Section 4.2 No Consents or Approvals. Except for the filing of the Merger Certificate with the Secretary of State of the State of Delaware pursuant to the DGCL, or as otherwise set forth in Schedule 4.2, no consents or approvals of, filings with, or notices to any Governmental Authority or any party to a Contract that is material to Parent or Merger Sub are required to be made or obtained by Parent or Merger Sub for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which each of them is a party and the consummation of the Transactions, excluding from the foregoing consents, approvals, filings and notices, which if not obtained would not, individually or in the aggregate, have a material adverse effect on their ability to perform all of their obligations under this Agreement and the other Transaction Agreements to which they are a party and to consummate the Transactions, except for any filings required to be made under the HSR Act and associated approvals by the FTC or the DOJ or as required by foreign antitrust laws.

Section 4.3 Ownership and Operations of Merger Sub. Parent is the record owner of all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, and has conducted its operations only as contemplated hereby.

Section 4.4 Investment Intent. Parent is acquiring the Acquired Companies for its own account with the present intention of holding the Acquired Companies for purposes of investment, and Parent is not acquiring the Acquired Companies with a view to or for the public distribution of securities of the Acquired Companies or the Surviving Corporation, in whole or in part, or as an underwriter or conduit to subsequent purchasers in violation of federal or state securities Laws. Parent does not have any reason to anticipate any change in circumstances, or other particular occasion or event, which would cause Parent to attempt to sell, transfer or otherwise dispose of such securities in violation of federal or state securities Laws.

Section 4.5 Financial Ability. At the Closing, Parent will have sufficient funds available to pay the Final Closing Merger Consideration, all Further Distributions and any fees or expenses incurred by Parent and Merger Sub in connection with the Transactions and Transaction Agreements.

Section 4.6 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions and the making of the payments contemplated under the Transaction Agreements, and assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, the accuracy of the representations and warranties of the Company set forth herein and the performance by the Company of its obligations hereunder in all material respects, the Company shall be solvent.

Section 4.7 Litigation.

4.7.1 As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub seeking to enjoin, challenge or prevent the Transactions. There is no Action pending or, to knowledge of Parent, threatened in writing against Parent or involving any of its properties or assets that would reasonably be expected to (a) have a material adverse effect on its ability to perform all of its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions, or (b) otherwise prevent, hinder or delay the consummation of the Transactions.

4.7.2 Parent is not a party or subject to any Order that would reasonably be expected to prevent, hinder or materially delay the consummation of the Transactions.

Section 4.8 Brokers’ Commissions. None of the Buyer Parties or their Affiliates have, directly or indirectly, entered into any Contract with any Person that would obligate any Buyer Party to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 4.9 Investigation and Agreement by the Buyer Parties; No Other Representations or Warranties; Reliance. Each Buyer Party acknowledges and agrees that it has made its own independent inquiry, review and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies and their business, operations, assets and Liabilities, and that it has been provided with access to such information about the Acquired Companies and their business, operations, assets and Liabilities as it has requested. The Buyer Parties acknowledge that they are relying on their own independent investigation and analysis in entering into this Agreement and the Transactions. The Buyer Parties are knowledgeable about the industries in which the Acquired Companies operate and are capable of evaluating the merits and risks of the Transactions the other Transaction Agreements and are able to bear the substantial economic risk of such investment for an indefinite period of time. EACH OF THE BUYER PARTIES UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III (AS MODIFIED BY THE SCHEDULES), NONE OF THE COMPANY, OPCO, THE HOLDERS OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE CAPITAL STOCK OR

OTHER EQUITY INTERESTS OF THE COMPANY, OPCO, THEIR BUSINESSES, CONDITION (FINANCIAL OR OTHERWISE), OPERATIONS, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS) OR ASSETS, LIABILITIES OR PROPERTIES, THE ACCURACY, COMPLETENESS, ABSENCE OR OMISSION OF ANY INFORMATION REGARDING THE CAPITAL STOCK OR OTHER EQUITY INTERESTS OF THE COMPANY OR OPCO (INCLUDING THE HISTORICAL OR FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, BUSINESS AND PROJECTED OPERATIONS OF THE COMPANY AND/OR OPCO) PROVIDED OR MADE AVAILABLE TO THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR THE TRANSACTIONS AND NO SUCH INFORMATION IS BEING RELIED UPON BY THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES.

ARTICLE V ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business. Except as otherwise expressly contemplated herein, from the date hereof through the Closing or the earlier termination of this Agreement pursuant to ARTICLE VII, the Company shall use commercially reasonable efforts to carry on the business of the Acquired Companies in the Ordinary Course of Business in all material respects, and the Company shall use its commercially reasonable efforts to (a) preserve the goodwill, reputation and present relationships of the Acquired Companies with suppliers and customers of the Acquired Companies, and (b) keep the material businesses and properties of the Acquired Companies substantially intact, provided, however, that, the foregoing notwithstanding, the Acquired Companies may use all available Cash to repay any Indebtedness or Transaction Expenses prior to the Closing. From and after the date hereof through the Closing or the earlier termination of this Agreement pursuant to ARTICLE VII, except as may be first approved by Parent (which approval shall not be unreasonably withheld, delayed or conditioned) or as is otherwise permitted, contemplated or required by this Agreement or by applicable Law, or as set forth on Schedule 5.1, the Company shall not, and shall cause each other Acquired Company not to:

5.1.1 amend its Organizational Documents;

5.1.2 reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

5.1.3 (a) except as required pursuant to the terms of any Company Plan disclosed on Schedule 3.10.8(a), increase the amount of any bonus, salary, or other compensation to any employee, independent contractor, consultant, or advisor, (b) modify the terms and conditions of any employee, promise, make, or grant any retention severance, change in control, termination, severance, accelerated vesting, or similar compensation or benefit to any Person, (c) adopt or increase the payments to or benefits under, any Company Plan except in accordance with applicable Law or as required pursuant to the terms of any such Company Plan, (d) recognize, or enter into, any Contract with any labor union or labor organization, except as otherwise required by Law, (e) hire any employee or engage any independent contractor, consultant, or advisor, or terminate the employment or engagement of any employee, independent contractor, consultant, or advisor, other than terminations for cause, or (f) enter in to, modify, amend, or terminate any employment, independent contractor, consulting, or advisory Contract;

5.1.4 (a) issue, sell, purchase, redeem, retire or grant registration rights with respect to any shares of its capital stock or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other securities or (b) grant, promise or make payment of any equity or equity-based award, bonus, incentive or any other payment or benefit to any current or former employee or individual service provider, or (c) enter into any arrangement or contract with respect to the issuance, sale, purchase or redemption of any shares of its capital stock or other securities (other than, in the case of each of the foregoing clauses (a) – (c), by the Company (i) in connection with the exercise of Company Options in accordance with their terms, (ii) in connection with the acceleration of vesting of Company Options in accordance with their terms, or (iii) with respect to repurchases of shares or Company Options from holders thereof under any agreement governing the grant of such Company Options);

5.1.5 (a) adopt, modify, amend, terminate or (b) increase or decrease the payments to or benefits under, in each case of (a) and (b), any Company Plan (including any arrangement that would be a Company Plan if in effect on the date hereof) except in accordance with applicable Law or the terms of any such Company Plan;

5.1.6 enter into any commitment for capital expenditures of the Acquired Companies in excess of $250,000 in the aggregate;

5.1.7 sell, license, abandon or otherwise dispose of any material asset or property of the Acquired Companies other than, in each case, in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets;

5.1.8 revalue any material assets of the Company or change its present accounting methods or principles in any material respect, except as required by GAAP;

5.1.9 incur any Indebtedness, other than in the Ordinary Course of Business or Indebtedness that will be repaid at Closing;

5.1.10 other than in accordance with its existing terms for renewal, amend, modify, renew or terminate any Material Contract (or any Contract that would be a Material Contract if entered into prior to the date hereof);

5.1.11 enter into any Contract with any Related Party (other than payments made to, and other compensation and benefits provided to, directors, managers, officers, employees and consultants of the Company in the Ordinary Course of Business);

5.1.12 (a) merge or consolidate with any Person; (b) acquire (whether by merging, consolidating or purchasing or in any other manner) any Person, business or material assets, except for acquisitions of assets in the Ordinary Course of Business; (c) make any loan, advance or capital contribution to, or acquire any equity interests in, any Person; or (d) create any Subsidiary;

5.1.13 commence, settle, agree to settle or compromise any pending, potential or threatened Actions (a) involving potential Liability to the Company or by the Company, (b) that admit Liability or consent to non-monetary relief imposed upon the Company, or (c) that waive or assign any claims or rights of material value;

5.1.14 enter into any material new line of business that is materially different from the Business or discontinue any material line of business;

5.1.15 (a) make, change or revoke any material Tax election, (b) adopt or change any Tax accounting method, (c) file any income or other material Tax Return other than in accordance with Section 5.11.1, (d) file any amended Tax Return, (e) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law), (f) initiate or participate in any voluntary disclosure program or other self-correction or similar process related to Taxes, (g) apply for any Tax ruling, (h) settle or compromise any Tax claim or assessment, (i) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than with respect to automatic extensions of time to file Tax Returns), (j) enter into any Tax Sharing Agreement or assume any Liability for Taxes of another Person, (k) surrender any right to a claim of refund of a material amount of Taxes or (l) enter into intercompany transactions giving rise to deferred gain or loss; or

5.1.16 agree, whether or not in writing, to do any of the foregoing.

Nothing contained in this Agreement shall give the Buyer Parties, directly or indirectly, any right to control any operations of the Acquired Companies prior to the Merger Effective Time. Prior to Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.2 Written Consent, 280G.

5.2.1 Written Consent. Promptly, and in any event 24 hours following the execution and delivery of this Agreement, the Company shall deliver to Parent a copy of the Written Consents representing the Requisite Stockholder Approval.

5.2.2 Parachute Payments. Following the execution of this Agreement and at least five days prior to the Closing Date, the Company shall use commercially reasonable efforts to (a) obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the Transactions that could separately or in the aggregate, be deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code (the “Waived 280G Benefits”), and (b) solicit the approval of the Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Stockholders in a manner intended to comply with Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. No later than ten days prior to the Closing Date, the Company shall (i) provide to Parent or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the Stockholder approval process for Parent’s review and approval, which such approval shall not be unreasonably withheld, provided that, if Parent has provided information with respect to any prospective compensation arrangements with respect to the Company’s employees by such time, such information shall be included in the drafts of the consent, waiver, disclosure statement and calculations, as applicable, and (ii) incorporate all of Parent’s reasonable comments in to such documents. No later than three days prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite Stockholder approval has not been obtained with respect to the Waived 280G Benefits and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.

Section 5.3 Further Efforts; Antitrust; Consents.

5.3.1 Actions Required to Consummate Transactions. Subject to the terms and conditions of this Agreement (including Section 5.3.2 and Section 5.3.3), from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE VII, each of Parent and the Company shall use (and shall cause its Affiliates to use) reasonable best efforts to promptly (a) take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing of the other Parties to be satisfied and to consummate and make effective the Transactions, in each case, as expeditiously as practicable (including preparing and fully filing promptly after the date hereof all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions, applications and other documents) and (b) obtain all registrations, Permits and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.

5.3.2 Antitrust Notification.

(a) The Company and the Buyer Parties will, as promptly as practicable and no later than five Business Days following the date of this Agreement, file with the FTC and the DOJ any notification form required pursuant to the HSR Act for the Transactions. Each of the Company and the Buyer Parties will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will provide any supplemental information requested by any Governmental Authority as promptly as reasonably practicable. The Company and the Buyer Parties will use all commercially reasonable efforts to comply as promptly as reasonably practicable with any requests, including a request for additional information and documentary material, made in connection with such filings. The Buyer Parties will be responsible for all filing fees payable in connection with the HSR Act.

(b) Subject to the immediately following sentence, the Company and the Buyer Parties will use their commercially reasonable efforts to promptly obtain any HSR Approval for the consummation of the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and will comply promptly with any such inquiry or request; provided, however that nothing in this Agreement shall require the Buyer Parties or their Affiliates to (i) oppose any motion or action for a temporary, preliminary or permanent injunction or order against or preventing or delaying the consummation of the Transactions, (ii) enter into a consent decree, consent agreement or other agreement or arrangement containing the Buyer Parties’ or the

Surviving Corporation’s agreement to hold separate, license, sell and/or divest (pursuant to such terms as may be required by any Governmental Authority) such assets or businesses of the Buyer Parties and its Affiliates after the Closing (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), and (iii) agreeing to any such limitations on conduct or actions of the Buyer Parties or their Affiliates after the Closing.

(c) The Parties commit to instruct their respective antitrust counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Authorities and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations. Neither the Company nor the Buyer Parties will participate in any meeting or discussion with any Governmental Authority with respect of any such filings, applications, investigation or other inquiry without giving the other Party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Parent or the Company, will be limited to outside antitrust counsel only). To the extent practicable, the Company and Parent will have the right to review (provided that such material (A) may be redacted to remove references concerning the valuation of the parties, to comply with contractual arrangements, and to preserve attorney-client privilege, and (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials) and comment on the content of any presentations, white papers or other written materials to be submitted to any Governmental Authority in advance of any such submission, which comments shall be considered in good faith. Notwithstanding anything in this Agreement to the contrary, the Parties agree that Parent shall have the right (in its sole and absolute discretion after considering in good faith any comments provided by the Company and subject to the terms of this Section 5.3.2) to devise, implement and make all strategic decisions in connection with seeking HSR Approval.

(d) The Buyer Parties will not, and will not permit any Buyer Party or their respective Affiliates or Subsidiaries to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions, or (iii) delay the consummation of the Transactions.

5.3.3 The Buyer Parties knowingly, willingly, irrevocably, and expressly acknowledge and agree that certain consents to the Transactions may be required from Governmental Authorities or parties to Contracts to which an Acquired Company is a party (including the agreements set forth on Schedule 3.12) and that with respect to consents, such consents have not been obtained as of the date of this Agreement and may not be obtained (including the Lease Consent and such other consents that are the subject of Section 5.4.3). The Buyer Parties knowingly, willingly, irrevocably, and expressly acknowledge and agree that, notwithstanding anything else in this Agreement, subject to the Company’s compliance with each of Section 5.2.1 and Section 5.3.2 in all material respects, neither the Acquired Companies nor any Holder will have any Liability whatsoever to the Buyer Parties or the Surviving Corporation, including, for the avoidance of doubt, through any reduction in the Closing Merger Consideration, and the Buyer Parties will not be entitled to assert any claims, in each case, arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions or because of the default, acceleration or termination of or loss of any right under any such contract or other agreement as a result of the Closing and the failure to obtain any such consent. Further, the Buyer Parties knowingly, willingly, irrevocably, and expressly acknowledge and agree that, notwithstanding anything else in this Agreement, subject to the Company’s compliance with each of Section 5.2.1 and Section 5.3.2 in all material respects, no representation, warranty or covenant of the Company contained herein will be breached or deemed breached and no condition of the Buyer Parties or Merger Sub will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of any right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of any right.

5.3.4 From and after the date hereof and prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain consent from the landlord with respect to the Transactions under that certain Lease Agreement, dated as of October 1, 2020, by and between Capobianco Realty Associates, L.L.C. and Opco (the “Lease Consent”) and (b) obtain consent or provide notice, as applicable, at Parent’s request, with respect to the Transactions, to any other contractual counterparty set forth on Schedule 3.2.4 or Schedule 3.4.

Section 5.4 Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by applicable Law or stock exchange requirements, neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, shall, directly or indirectly, issue any press release or public announcement of any kind concerning the Transactions without the prior written consent of the Parent (in the event of the Company) or the Company (in the event of Parent or Merger Sub). In the event any such public announcement, release or disclosure is required by applicable Law or stock exchange requirements, Parent and the Company (before the Closing) and the Holders Representative (after the Closing) shall consult one another prior to the making of such announcement and shall use their reasonable best efforts to agree upon mutually satisfactory text. Each of Parent and the Company (before the Closing) and the Holders Representative (after the Closing) agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or stock exchange requirements and only to the extent required by such Law or stock exchange requirements. In the event that such disclosure, availability or filing is required by applicable Law or stock exchange requirements, each of Parent and the Company (as applicable) agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the United States Securities and Exchange Commission (or the equivalent treatment by any other Governmental Authority) and to redact such terms of this Agreement as the other Party shall request. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Holders Representative shall be permitted to announce that it has been engaged to serve as the Holders Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.5 Access to Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, subject in all respects to the terms of, and the restrictions contained in, the Confidentiality Agreement and at the sole expense of the Buyer Parties: (a) afford to the Representatives of Parent, reasonable access during normal business hours to the properties, books and records of the Acquired Companies upon reasonable advance notice and under reasonable circumstances and (b) furnish Parent and its Representatives with copies of all such contracts, books and records and other existing documents and data as Parent and/or its Representatives may reasonably request; provided, however, that nothing in this Section 5.5 or otherwise shall require the Company to provide access to, or to disclose any information to, Parent or its Representatives if such access or disclosure (i) would cause material competitive harm to the any Acquired Company if the Transactions are not consummated, (ii) would waive any legal privilege, or (iii) would be in violation of applicable Laws or the provisions of any agreement to which any Acquired Company is a party. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Parent shall not (A) contact any employee of the Acquired Companies (excluding executive officers), director, independent contractor, distributor, supplier to, or customers of the Acquired Companies, and (B) have any right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies.

Section 5.6 Disclosure Statement; Written Consents. The Company shall use commercially reasonable efforts to obtain and deliver to Parent the Written Consents of the Stockholders promptly after the execution of this Agreement, in each case in accordance with this Agreement, the Organizational Documents and applicable Law, including the DGCL. The Company shall set the date hereof as the record date for action to be taken by written consent by the holders of Company Stock to adopt this Agreement. As soon as practicable following the date hereof (the “Delivery Date”), the Company shall send to those Stockholders on the date hereof, other than those that have executed and delivered a Written Consent prior to the Delivery Date, a notice and disclosure statement pursuant to Sections 228 and 262(d) of the DGCL (the “Disclosure Statement”), which shall comply with all applicable Law and shall include (a) a summary of this Agreement, the Merger and the other Transactions and the statutory notice that the Merger and the other Transactions have been approved and this Agreement has been adopted by the Stockholders, (b) a statement that appraisal rights are available for the shares of Company Stock pursuant to the provisions of Section 262 and a copy of Section 262, (c) a copy of the Written Consent and a signature page thereof, and (d) any other information required under applicable Law. The Company shall not distribute the Disclosure Statement to the Stockholders until Parent has had a reasonable opportunity to review and comment on the Disclosure Statement and the Company reasonably reflects such comments in the Disclosure Statement. The Company shall amend the Disclosure Statement as necessary to comply with applicable Law.

Section 5.7 Officers and Directors Insurance.

5.7.1 From and after the Closing Date, Parent shall, and shall cause the Surviving Corporation and all its Subsidiaries to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Persons who on or prior to the Closing Date were directors, managers, managing members, members, officers, employees, agents or stockholders of the Acquired Companies (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of any Acquired Company at any time on or prior to the Closing Date. In addition, Parent shall, or shall cause the Surviving Corporation and all its Subsidiaries to, pay any expenses of any Indemnitee under this Section 5.7, as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Parent agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the Organizational Documents of the Acquired Companies as now in effect, and any indemnification agreements or arrangements with any Acquired Company shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.

5.7.2 Parent agrees that for a period of six years after the Closing, it shall not permit any Acquired Company or the Surviving Corporation to amend, repeal or modify any provision in their respective Organizational Documents in a manner that would adversely affect the rights and/or exculpation or indemnification of present or former directors and officers, it being the intent of the Parties that the directors and officers of the Acquired Companies prior to the Closing shall continue thereafter to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Laws, and Parent shall cause the Acquired Companies, the Surviving Corporation and all their respective Subsidiaries to perform in a timely manner and to otherwise honor such obligations in all respects.

5.7.3 On or immediately prior to the Closing Date, the Company shall purchase a six year tail insurance policy with respect to officers’ and directors’ liability insurance (the “D&O Tail Insurance”) covering the Persons who are presently covered by the Acquired Companies’ officers’ and directors’ liability insurance policy (a copy of which heretofore has been delivered to Parent), with respect to actions and omissions occurring prior to the Closing, on terms which are at least as favorable as the terms of such insurance in effect for the Acquired Companies on the date hereof and from an insurer or insurers having claims paying ratings no lower than the Acquired Companies’ current insurer. The costs and fees of the D&O Tail Insurance policy shall be borne by the Participating Holders as Transaction Expenses.

5.7.4 The obligations of Parent under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7). The provisions of this Section 5.7 (a) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives; and (b) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.7.5 In the event that Parent or any of its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (b) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, all necessary and proper provision shall be made such that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 5.7.

5.7.6 The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the Indemnitees, their heirs and personal representatives.

Section 5.8 Employee Matters.

5.8.1 For a period of one year following the Closing, Parent shall, or shall cause the Surviving Corporation to provide those employees who are, as of immediately prior to the Closing, employed by any Acquired Company (including employees on vacation, leave of absence, short or long-term disability) and continue in employment with the Parent or one of its Affiliates (including, after the Closing, the Surviving Corporation) immediately thereafter (the “Continuing Employees”) with, in each case, (a) base salary or hourly wage rate no less than as in effect immediately prior to the Closing; and (b) target cash bonus, commission, or incentive pay opportunities (excluding equity or equity-based incentive compensation, non-qualified deferred compensation, change in control bonuses, retention bonuses, transaction bonuses or similar benefits, plans or arrangements) no less favorable than those provided to similarly-situated Parent employees.

5.8.2 Parent shall use commercially reasonable efforts to (and to the extent permitted under the terms of the applicable Parent Plan (as defined below)) cause the Surviving Corporation to, (a) give the Continuing Employees full credit for purposes of eligibility, vesting and benefit entitlement (other than benefit accrual under a defined benefit pension plan) under any employee benefit plans or arrangements maintained by Parent or its Affiliates (collectively, the “Parent Plans”) for such Continuing Employees’ service with an Acquired Company (or any predecessor entity) to the same extent recognized by such Acquired Company immediately prior to the Closing; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; (b) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing Date; and (c) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

5.8.3 Nothing contained in this Section 5.8: (a) shall alter or limit the ability of Parent, the Acquired Companies, the Surviving Corporation, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (b) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (c) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

Section 5.9 Exclusive Dealing. From and after the date hereof through the Closing, neither the Company nor any of it agents, officers, directors, or Representatives shall (and the Company shall cause the other Acquired Companies not to) take any action to encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with or provide any information to, any Person (other than Parent, its Affiliates and their respective Representatives) concerning any purchase, transfer or other disposition of equity interests of the Acquired Companies to such Person (other than by the Company (a) in connection with the exercise of Company Options in accordance with their terms, and (b) with respect to repurchases of shares of Company Common Stock and Company Options from Holders under current agreements of the Company with its Stockholders or any Option Agreement), any sale of equity interest of the Company, any merger or other business combination involving the Acquired Companies, any sale of all or a material portion of the assets of the Acquired Companies or any similar transaction involving the Acquired Companies (other than assets sold in compliance with Section 5.1). Promptly after the execution and delivery of this Agreement, the Company shall, and shall cause its Representatives to, (i) cease any and all discussions or negotiations concerning any of the foregoing sentence (other than, for the avoidance of doubt, as otherwise permitted therein), and (ii) request the return or destruction of all non-public information shared with any Person (other than Parent, its Affiliates and their respective Representatives) in connection with any of the foregoing during the six months prior to the date hereof.

Section 5.10 R&W Insurance Policy. The R&W Insurance Policy has been bound as of the date hereof, which is attached hereto as Exhibit I, and provides that the carrier thereunder shall not have the right to, and will not, pursue any subrogation rights or contribution rights or any other claims against the Holders Representative or any of the Holders in connection with any claim made hereunder in connection with the Transactions, except in the case of Fraud. From and after the Closing Date, neither the Buyer Parties nor any of their respective Affiliates (including the Surviving Corporation) shall amend, modify or cancel the R&W Insurance Policy if such amendment would adversely affect the rights of Holders’ Representative or the Holders thereunder without the prior written consent of the Holders’ Representative.

Section 5.11 Tax Matters.

5.11.1 Preparation of Tax Returns.

(a) The Acquired Companies shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by or with respect to the Acquired Companies (taking into account any extension properly obtained) on or before the Closing Date (each, a “Company Prepared Return”), and shall pay, or cause to be paid, all Taxes of the Acquired Companies due on or before the Closing Date. All Company Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Acquired Companies with respect to such items, except as otherwise required by applicable Law. At least 20 days prior to filing a Company Prepared Return that is an Income Tax or other material Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review, and shall consider in good faith any reasonable comments to such Tax Return as are timely provided in writing by Parent.

(b) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of or with respect to the Acquired Companies for any Pre-Closing Tax Period required to be filed after the Closing Date (each such Tax Return, a “Parent Tax Return”). All Parent Tax Returns shall be prepared consistent with the past practice of the Acquired Companies except as otherwise required by applicable Law and, to the extent such Parent Tax Return is an Income Tax Return, shall reflect a deduction for the Transaction Tax Deductions to the extent supportable on at least a “more-likely-than-not basis.” At least 20 days prior to the date on which any Parent Tax Return that is an Income Tax or other material Tax Return is required to be filed (taking into account any valid extensions), Parent shall submit such Parent Tax Return (or, at Parent’s election, a pro forma Tax Return for the portion of the Straddle Period ending on the Closing Date), to Holders Representative for Holders Representative’s review and shall consider in good faith any reasonable comments to such Tax Return as are timely provided in writing by Holders Representative.

5.11.2 Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund and amount credited against any Tax, subject to Section 5.11.8) that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (a) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (b) in the case of all other Taxes, determined as though the Tax period of the Acquired Companies terminated at the end of the Closing Date (and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any corresponding or similar state, local or non-U.S. Tax Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be allocated on a per diem basis.

5.11.3 Contest Provisions. Parent shall promptly notify Holders Representative in writing upon receipt by Parent, any of its Affiliates, or the Acquired Companies, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments that relate to a Pre-Closing Tax Period or would reasonably be expected to increase payments owed by the Participating Holders or decrease payments owed to the Participating Holders pursuant to this Agreement (“Tax Proceeding”); provided, however, that failure to provide notice of a Tax Proceeding shall not relieve any Party of its obligations pursuant to this Agreement except to the extent such Party was materially prejudiced by such failure. Parent shall control the conduct of any such Tax Proceeding; provided that Parent shall (a) consult with Holders Representative regarding the progress and any potential compromise or settlement of any such Tax Proceeding, (b) permit Holders Representative to participate at the Participating Holders’ expense in such Tax Proceeding, (c) consider in good faith any reasonable comments with respect to such Tax Proceeding timely provided in writing by Holders Representative, and (d) not settle, compromise or discharge such Tax Proceedings without Holders Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). To the extent of any conflict or overlap between the provisions of this Section 5.11.3 and Section 9.3, this Section 5.11.3 shall control.

5.11.4 Agreed Tax Position. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Acquired Companies for all Income Tax purposes, including pursuant to Treasury Regulation Section 1.1502-76, and Parent shall cause the Acquired Companies to join Parent’s federal income tax consolidated group effective on the day after the Merger Effective Time. For purposes of this Agreement, all Transaction Tax Deductions shall be treated as allocable to a Pre-Closing Tax Period to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort, and Parent shall not nor shall it cause any of its Affiliates to treat such deductions as occurring after the Closing Date under Treasury Regulation Section 1.1502-76(b) (or any similar provision of applicable Law).

5.11.5 [Reserved].

5.11.6 Cooperation. Following the Closing Date, subject to the Sections 5.11.1 and 5.11.3, Parent, the Surviving Corporation, and the Holders Representative shall, as reasonably requested by any Party: (a) assist any other Party in preparing and filing any Tax Returns relating to the Acquired Companies; (b) cooperate in preparing for any Tax claim, Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, Liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Acquired Companies; (c) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes relating to the Acquired Companies (at the cost and expense of the requesting Party); (d) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Acquired Companies for taxable periods for which any such other Party is responsible; and (e) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 5.11.6 shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any Tax controversy or proceeding, with respect to Taxes (except that the Holders Representative shall have no obligation to sign any Tax Returns), the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.11.7 Transfer Taxes. The Buyer Parties, on one hand, and the Participating Holders, on the other hand, shall each be liable for one-half of any Transfer Taxes and any penalties or interest with respect to the Transfer Taxes. The Buyer Parties, on the one hand, and the Participating Holders, on the other hand, shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes, and Parent shall, at its expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Parent shall use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority, as reasonably requested in writing by the Holders Representative, as may be necessary to mitigate, reduce or eliminate any Transfer Taxes (and any expenses incurred in doing so will be treated as Transfer Taxes).

5.11.8 Actions Requiring Consent. Without the prior written consent of the Holders Representative (after the Closing), which shall not be unreasonably withheld, conditioned or delayed, except as required to be in compliance with applicable Law, none of Parent or its Affiliates shall (a) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period with respect to the Acquired Companies, (b) initiate any voluntary disclosure or other voluntary communication with any Taxing Authority relating to any actual or potential Tax payment or Tax Return filing obligation of the Acquired Companies for any Pre-Closing Tax Period, or (c) extend or waive, or cause to be extended or waived, or permit any Acquired Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, except as required or requested by a Taxing Authority in connection with a Tax Proceeding, in each case conducted in accordance with Section 5.11.3. Without the written consent of the Holders Representative (after the Closing), which shall not be unreasonably withheld, conditioned or delayed, none of Parent or its Affiliates shall make a Tax election pursuant to Section 338 of the Code or any similar election under state, local or foreign Tax Law with respect to the Acquired Companies in connection with the Transactions.

5.11.9 Tax Sharing Agreements. All Tax Sharing Agreements of the Acquired Companies shall be terminated prior to the Closing Date, and, after the Closing Date Parent and its Affiliates (including the Acquired Companies) shall not be bound thereby or have any liability thereunder.

Section 5.12 RSU Grants. As soon as practicable following the Closing, Parent shall grant restricted stock units (“Parent RSUs”) having an aggregate grant date value of up to $10,000,000 to certain Continuing Employees. The Parent RSUs will be subject to the terms and conditions specified in Parent’s applicable equity plan(s) and the applicable Parent RSU agreement and will vest over a four-year period following issuance thereof.

ARTICLE VI CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Transactions (including the Merger) are subject to the satisfaction (or waiver, if permissible under applicable Law, by Parent) at or prior to the Closing of the following conditions:

6.1.1 Representations and Warranties. (a) The Fundamental Representations (other than the representations and warranties contained in Section 3.9) shall be true and correct in all respects as of the Closing (other than for de minimis inaccuracies) as though made at and as of such time (other than such Fundamental Representations as are made as of an earlier date, which shall be so true and correct as of such date), (b) the representations and warranties of the Company set forth in Section 3.9 shall be true and correct in all material respects as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct, in all material respects, as of such date), and (c) each of the other representations and warranties of the Company set forth in ARTICLE III of this Agreement shall be true and correct in all respects as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

6.1.2 Performance of Obligations of Company. The Company shall have performed or complied in all material respects with the obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

6.1.3 Delivery of Closing Certificate. Parent shall have received a certificate in the form attached as Exhibit J dated as of the Closing Date, executed on behalf of the Company, certifying that the conditions precedent set forth in Section 6.1.1 and Section 6.1.2 have been met.

6.1.4 No Material Adverse Effect. Between the date of this Agreement and the Closing, there shall not have occurred a Company Material Adverse Effect that is continuing.

6.1.5 Transaction Agreements. The Company shall have delivered all Transaction Agreements and other documents required to be delivered by the Company or the Holders at Closing pursuant to Section 2.6.3.

Section 6.2 Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions (including the Merger) is subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

6.2.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub’s ability to perform all of its obligations under this Agreement and the Transaction Agreements to which they are a party and to consummate the Transactions (including the Merger).

6.2.2 Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

6.2.3 Delivery of Closing Certificate. The Company shall have received a certificate in the form attached as Exhibit K dated as of the Closing Date, executed on behalf of Parent and Merger Sub certifying that the conditions precedent set forth in Section 6.2.1 and Section 6.2.2 have been met.

6.2.4 Transaction Agreements. Parent and Merger Sub shall have delivered all Transaction Agreements and other documents required to be delivered by Parent or Merger Sub at Closing pursuant to Section 2.6.2.

Section 6.3 Conditions to Each Party’s Obligation. The respective obligations of the Parties to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived, in whole or in part, by Parent and the Company:

6.3.1 The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated and there shall not be in effect any voluntary agreement between the Parent or the Company and any Governmental Authority pursuant to which Parent or Company has agreed not to consummate the Transactions contemplated by this Agreement for any period of time (the “HSR Approval”).

6.3.2 No Injunctions or Restraints. No Order or other Law preventing the consummation of the Transactions shall be in effect.

6.3.3 Stockholder Approval; Written Consent. This Agreement shall have been adopted by the requisite number of Stockholders and the Written Consent shall remain in full force and effect.

6.3.4 Termination. This Agreement shall not have been terminated in accordance with Section 7.1.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1.1 or Section 6.2.1 to be satisfied if such failed condition is the result of breach by any such Party of its obligations under this Agreement.

Section 6.5 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE VII TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions (including the Merger) abandoned at any time prior to the Closing:

7.1.1 By the mutual written consent of the Company and Parent.

7.1.2 By either the Company or Parent, upon written notice to the other Party, if the Merger shall not have been consummated on or before September 1, 2024, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Merger to occur on or before the Outside Date.

7.1.3 By either the Company or Parent, upon written notice to the other Party, if any final and non-appealable Order by a competent court has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Merger.

7.1.4 By written notice from Parent to the Company, if there has been a breach of any representation or warranty or covenant made by the Company in this Agreement, such that the conditions in Sections 6.1.1 or 6.1.2 would not be satisfied and which has not been cured by the Company within 20 Business Days after receipt of written notice from Parent requesting that such breach be cured; provided, that the right to terminate this Agreement pursuant to this Section 7.1.4 shall not be available to Parent if the failure of Parent or Merger Sub to fulfill any of its obligations under this Agreement or any Transaction Agreement has been the primary cause of, or resulted in, such breach.

7.1.5 By written notice from Company to Parent, if there has been a breach of any representation or warranty or covenant made by Parent or Merger Sub in this Agreement, such that the conditions in Section 6.2.1 or 6.2.2 would not be satisfied and which has not been cured by Parent within 20 Business Days after receipt of written notice from the Company requesting such breach to be cured; provided, that the right to terminate this Agreement pursuant to this Section 7.1.5 shall not be available to Company if the failure of the Company to fulfill any of its obligations under this Agreement or any Transaction Agreement has been the primary cause of, or resulted in, such breach.

7.1.6 By Parent, upon written notice to the Company, if the Written Consents shall not have been obtained and delivered to Parent within 24 hours of the execution of this Agreement.

Section 7.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement (other than pursuant to the Confidentiality Agreement and Section 5.4 (Public Announcements) this Section 7.2 (Effect of Termination) and ARTICLE X (General Provisions) of this Agreement, which shall continue in full force and effect) shall terminate without further Liability to or obligation of the other Parties; provided, that the term of the Confidentiality Agreement shall not be affected by the termination of this Agreement, shall survive any such termination and be automatically extended until such date that is three years following the date of termination of this Agreement (with the confidentiality of any trade secret surviving for as long as such trade secret remains a trade secret); provided, further, that nothing in this Section 7.2 shall relieve any Party from Liability, whether at Law or equity, in contract, in tort or otherwise, for its (a) Fraud or (b) intentional breach of this Agreement prior to the effective date of termination.

ARTICLE VIII HOLDERS REPRESENTATIVE

Section 8.1 Holders Representative.

8.1.1 Appointment. By virtue of approving the Merger and the execution of the applicable Letter of Transmittal, and by receiving the benefits thereof, including an consideration payable hereunder, each of the Participating Holders shall, and each of the other Participating Holders hereby does irrevocably nominate, constitute and appoint the Holders Representative, with full power of substitution, to act in the name, place and stead of the Participating Holders as of the Closing for all purposes in connection with this Agreement and any other related agreements, including executing any documents and taking any actions that the Holders Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for payment or reimbursement under this Agreement or under the Escrow Agreement, and Shareholder Representative Services LLC hereby accepts its appointment as the Holders Representative.

8.1.2 Authority. The Participating Holders grant to the Holders Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Participating Holder (in the name of any or all of the Participating Holders or otherwise) any and all documents that the Holders Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Holders Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.1. Notwithstanding anything in any Transaction Agreement to the contrary: (a) the Parties shall be entitled to deal exclusively with the Holders Representative on all matters relating to the Escrow Agent and each Participating Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Participating Holder by the Holders Representative and on any other action taken or purported to be taken on behalf of any Participating Holder by the Holders Representative as fully binding upon such Participating Holder. A decision, act, consent or instruction of the Holders Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.4 or Section 10.5 shall constitute a decision of the Participating Holders and shall be final, binding and conclusive upon the Participating Holders. The Escrow Agent, the Paying Agent, Parent, Merger Sub, and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Holders Representative as being the decision, act, consent or instruction of the Participating Holders. The Escrow Agent, the Paying Agent, Parent, Merger Sub, and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holders Representative.

8.1.3 Power of Attorney. The Participating Holders recognize and intend that the power of attorney granted to the Holders Representative: (a) is coupled with an interest and is irrevocable; (b) may be delegated by the Holders Representative; and (c) shall survive the death, dissolution or incapacity, as applicable, of each of the Participating Holders.

8.1.4 Replacement. If the Holders Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Participating Holders shall (by consent of those Persons entitled to at least a majority of the Further Distributions), within ten days after such dissolution, resignation or inability, appoint a successor to the Holders Representative reasonably satisfactory to Parent. Any such successor shall succeed the Holders Representative as Holders Representative hereunder. If for any reason there is no Holders Representative at any time, all references herein to the Holders Representative shall be deemed to refer to the Participating Holders who may take action by the written consent of Persons entitled to at least a majority of the Further Distributions.

8.1.5 Tax Treatment of Holders Representative Expense Reserve. The Holders Representative Expense Reserve will be used for any expenses incurred by the Holders Representative. The Participating Holders will not receive any interest or earnings on the Holders Representative Expense Reserve and irrevocably transfer and assign to the Holders Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holders Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holders Representative’s responsibilities, the Holders Representative will deliver any remaining balance of the Holders Representative Expense Reserve to the Paying Agent for further distribution to the Participating Holders in accordance with their respective Per Share Further Distribution. For applicable Income Tax purposes, the Holders Representative Expense Reserve shall be treated as having been received and voluntarily set aside by the Participating Holders on the Closing Date, and any Tax withholding required with respect of a Participating Holder’s deemed receipt of its allocated portion of the Holders Representative Expense Reserve on the Closing Date shall be satisfied from such Participating Holder’s share of the Closing Merger Consideration and shall not reduce the amount of the Holders Representative Expense Reserve.

Section 8.2 Indemnification; Holder Representative Expenses. The Holders Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Holders Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Participating Holders (in accordance with their Pro Rata Share) shall indemnify the Holders Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Holders Representative Expenses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Holders Representative Expense is suffered or incurred; provided, that in the event that any such Holders Representative Expense is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Holders Representative, the Holders Representative will reimburse the Participating Holders the amount of such indemnified Holders Representative Expense to the extent attributable to such gross negligence or willful misconduct. The Holders Representative Expenses may be recovered by the Holders Representative from (a) the funds in the Holders Representative Expense Reserve, and (b) any other funds that become payable to the Participating Holders under this Agreement at such time as such amounts would otherwise be distributable to the Participating Holders; provided, that while the Holders Representative may be paid from the aforementioned sources of funds, this does not relieve the Participating Holders from their obligation to promptly pay such Holders Representative Expenses as they are suffered or incurred. In no event will the Holders Representative be required to advance its own funds on behalf of the Participating Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Participating Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holders Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Holders Representative or the termination of this Agreement.

ARTICLE IX INDEMNIFICATION

Section 9.1 Survival.

9.1.1 The representations and warranties of the Parties contained in this Agreement shall survive until the date that is 12 months after the Closing Date (the “Expiration Date”); provided that (a) the representations and warranties set forth in Section 3.1 (Organizational Matters), Section 3.2.1 through Section 3.2.3, and Section 3.2.4(a) (Authority; Noncontravention), Section 3.3 (Capitalization), Section 3.18 (Brokers and Other Advisors), shall survive for six years following the Closing Date, (b) the representations and warranties set forth in Section 3.9 (Taxes) shall survive for the applicable statute of limitations plus 30 days after the Closing Date (the representations and warranties set forth in the preceding clauses (a) and (b), collectively, the “Fundamental Representations”); and (c) the foregoing limitations shall not apply in the event of Fraud. The covenants and agreements in this Agreement that by their nature are required to be performed by or prior to the Closing shall not survive the Closing, and the covenants and agreements in this Agreement that are required to be performed following the Closing Date (the “Surviving Covenants”) shall survive the Closing for the period explicitly set forth therein or until fully performed, and a claim may be brought in respect of a breach thereof, until 30 days following the last date on which each such Surviving Covenant was required to be performed. Notwithstanding the foregoing, if a written claim is delivered in good faith pursuant to this Article IX with respect to any indemnification obligation pursuant to this Article IX prior to the expiration of the applicable survival period, the claim with respect to such indemnification obligation shall continue until such claim is finally resolved pursuant to this Article IX.

Section 9.2 Indemnification.

9.2.1 From and after the Closing Date, and subject to the provisions of this Article IX, the Participating Holders shall, jointly and severally to the extent of the Indemnity Escrow Account, and thereafter severally and not jointly in accordance with each Participating Holder’s Pro Rata Share, indemnify and hold harmless the Buyer Parties and each of their respective Affiliates (including the Company following the Closing), Representatives, successors and permitted assigns, as applicable (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by any or all of them resulting or arising from:

(a) any breach or inaccuracy of any of the representations or warranties made by the Company in this Agreement;

(b) any Fraud by or on behalf of the Company; and

(c) any Indemnified Taxes.

9.2.2 From and after the Closing Date, and subject to the provisions of this Article IX, each Participating Holder shall, severally and not jointly and each with respect to itself only, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred by any or all of them resulting or arising from:

(a) any breach or inaccuracy of any of the representations or warranties made by such Participating Holder in any Transaction Agreement such Participating Holder is party to;

(b) any breach of or failure to perform or comply with any Surviving Covenant made by such Participating Holder in any Transaction Agreement such Participating Holder is party to; and

(c) any Fraud by such Participating Holder.

9.2.3 From and after the Closing Date and subject to the provisions of this Article IX, the Buyer Parties, jointly and severally, shall indemnify and hold harmless the Participating Holders and each of their respective Affiliates (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses incurred by any or all of them resulting or arising from:

(a) any breach or inaccuracy of any of the representations or warranties made by the Buyer Parties in this Agreement; and

(b) any breach of or failure to perform or comply with any Surviving Covenant made by the Buyer Parties (or the Surviving Corporation to the extent to be performed after the Closing).

9.2.4 Certain Limitations; Sources and Order of Recovery.

(a) The Buyer Indemnified Parties shall not be entitled to recover any Losses pursuant to a claim under Section 9.2.1(a) until such Losses exceed, in the aggregate, the amount set forth on Schedule 9.2.4 (the “Deductible”), in which case the Buyer Indemnified Parties shall be entitled to recover only such Losses in excess of the Deductible; provided, however, that the Deductible shall not apply in respect of breaches of Fundamental Representations or Fraud.

(b) The recourse of the Buyer Indemnified Parties under this Agreement and the other Transaction Agreements shall be as follows:

(i) Losses arising pursuant to (A) Section 9.2.1(a) (other than in respect of breaches of Fundamental Representations) will be satisfied only from the following sources and only in the following order of priority: (1) first, from the Indemnity Escrow Account (until exhausted), and (2) second, the R&W Insurance Policy; (B) Section 9.2.1(a) (solely with respect to the Fundamental Representations), and Section 9.2.1(c) will be satisfied only from the following sources and only in the following order of priority: (1) first, from the Indemnity Escrow Account (until exhausted), (2) second, the R&W Insurance Policy (until coverage thereunder is depleted or such recourse is otherwise unavailable), and (3) lastly, directly against the Participating Holders, severally and not jointly in accordance with each Participating Holder’s Pro Rata Share, up to a maximum amount equal to the Closing Merger Consideration actually received by such Participating Holder (including any Aggregate Exchange Value received by such Participating Holder pursuant to the Founder Exchange Agreements); and (C) Section 9.2.1(b) will be satisfied only from the following sources and in the order of priority selected by Parent: (1) from the Indemnity Escrow Account, (2) the R&W Insurance Policy, and (3) directly from the Participating Holders, severally and not jointly in accordance with each Participating Holder’s Pro Rata Share, up to a maximum amount equal to the Closing Merger Consideration actually received by such Participating Holder (including any Aggregate Exchange Value received by such Participating Holder pursuant to the Founder Exchange Agreements); and

(ii) Losses arising pursuant to (A) Section 9.2.2(a) will be satisfied only from the following sources and only in the following order of priority: (1) first, from the Indemnity Escrow Account (until exhausted), (2) second, the R&W Insurance Policy (until coverage thereunder is depleted or such recourse is otherwise unavailable), and (3) lastly, from the breaching Participating Holder directly, and (B) Section 9.2.2(b) and Section 9.2.2(c) will be satisfied only from the following sources and in the order of priority selected by Parent: (1) from the Indemnity Escrow Account, (2) the R&W Insurance Policy, and (3) from the breaching Participating Holder directly; provided that, to the extent that a Buyer Indemnified Party is indemnified for any Loss arising under Section 9.2.2 pursuant to which it recovers any portion of such Loss from the Indemnity Escrow Account, the breaching Participating Holder shall be required to promptly pay to each non-breaching Participating Holder an amount in cash equal to such non-breaching Participating Holder’s Pro Rata Share of (such Pro Rata Share as determined after removing from such calculation the Pro Rata Share of the breaching Participating Holder) the amount of such Loss recovered from the Indemnity Escrow Account and distributed to the Buyer Indemnified Party as a result of such breach.

(c) For the avoidance of doubt, except for Losses arising pursuant to Section 9.2.2(c), the aggregate Liability of a Participating Holder for any and all claims against such Participating Holder under this Article IX shall not exceed an amount equal to the Closing Merger Consideration actually received by such Participating Holder (including any Aggregate Exchange Value received by such Participating Holder pursuant to the Founder Exchange Agreements).

Section 9.3 Indemnification Procedures.

9.3.1 In the event that an Action is instituted, or any claim is asserted, by a Person not a party to this Agreement in respect of any matter that may give rise to an indemnification claim under this Article IX (a “Third Party Claim”), the Indemnified Party with respect to such Third Party Claim shall promptly (and, in any event, within 30 days after the Indemnified Party’s receipt of notice of such Third Party Claim) cause written notice thereof (a “Claim Notice”) to be delivered to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, however, no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. Each Claim Notice shall be in writing, shall describe in reasonable detail such Third Party Claim, shall include a copy of such Third Party Claim, as applicable, and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have 30 days after its receipt of such notice to respond in writing to such Claim Notice. During such 30 day period, the Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the applicable Third Party Claim and to respond to the Indemnified Party with the Indemnifying Party’s conclusion as to whether and to what extent any amount is payable under this Article IX in respect of such Third Party Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party will be deemed to have accepted such claim for all purposes of this Article IX. If the Indemnifying Party responds within such 30 day period objecting to its responsibility under this Article IX for all or any portion of the Losses arising from such Third Party Claim, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party with respect to such Third Party Claim on the terms and subject to the provisions of this Agreement.

9.3.2 The Indemnified Party may, subject to the other provisions of this Article IX, defend against, negotiate, settle or otherwise handle any Third Party Claim. The Indemnified Party and the Indemnifying Party agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim, including making available records relating to such Third Party Claim. The Indemnified Party shall not, without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each, a “Settlement”); provided, however, that the Indemnified Party may effect a Settlement without such consent if the Indemnifying Party is not subject to any injunctive or equitable relief pursuant to such Settlement; and provided further, that the fact of and the amount of such Settlement obtained without such consent shall have no bearing whatsoever on the determination of whether the Indemnifying Party is liable for some or all of the Losses associated with or arising out of such Settlement, and shall not be dispositive or evidence of any such Losses that may be owed to the Indemnified Party.

9.3.3 Any claim by an Indemnified Party for Losses under this Article IX other than in connection with a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (and in any event, within 30 days of the Indemnified Party becoming aware of the circumstances underlying such Direct Claim). The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30 day period, the Indemnified Party will allow the Indemnifying Party and its professional advisors to reasonably investigate (including, for the avoidance of doubt, making available records relating to such Direct Claim) the matter or circumstance alleged to give rise to such Direct Claim and to respond to the Indemnified Party with the Indemnifying Party’s conclusion as to whether and to what extent any amount is payable under this Article IX in respect of such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party will be deemed to have accepted such claim for all purposes of this Article IX. If the Indemnifying Party responds within such 30 day period objecting to its responsibility under this Article IX for all or any portion of the Losses arising from such Direct Claim, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party with respect to such Direct Claim on the terms and subject to the provisions of this Agreement.

9.3.4 In the event that a Seller Indemnified Party is the Indemnified Party or a Buyer Indemnified Party is seeking indemnification from the Participating Holders, (a) all notices to such Seller Indemnified Party or Indemnifying Party, as applicable, pursuant to this Section 9.3 shall be given to the Holders Representative, and (b) the Holders Representative shall take all actions (other than any obligation to make or right to receive any payments) which may be taken by such Indemnifying Party or Seller Indemnified Party, as applicable, pursuant to this Section 9.3.4 that the Holders Representative deems necessary or appropriate in his, her or its sole discretion.

Section 9.4 Other Matters Concerning Indemnification.

9.4.1 The amount of any Losses that are subject to indemnification pursuant to Sections 9.2.1 and 9.2.2 and that can be recovered under this Agreement shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Buyer Indemnified Parties from third parties (other than the Indemnifying Parties), but net of any deductible, co-pay, or actual out-of-pocket expenses incurred in collecting such amounts, retroactive premiums and/or any increase in premium. The amount of any Losses recoverable directly from the Participating Holders pursuant to this Agreement shall be net of any insurance proceeds actually received by the Buyer Indemnified Parties from the R&W Insurance Policy. In the event that any such cash insurance proceeds, indemnification payments, or reimbursements are actually received by the Buyer Indemnified Parties subsequent to receipt by such Buyer Indemnified Parties of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnification payments, or reimbursements, the Buyer Indemnified Parties shall remit to the Participating Holders (in the same proportion as such indemnification payments were made by such Participating Holders) the lesser of (a) such proceeds, and (b) the amount of such indemnification claim already paid to the Buyer Indemnified Parties by the Participating Holders.

9.4.2 Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article IX shall be paid without duplication and in no event shall any Party be indemnified under different provisions of this Agreement for Losses that have already been paid.

9.4.3 Each Person entitled to indemnification pursuant to this Article IX acknowledges and agrees to its Delaware common law duty to mitigate Losses for which such Person is entitled to indemnification.

9.4.4 In no event will the Buyer Indemnified Parties be entitled to recover or make a claim for any amounts in respect of consequential Losses that are not the natural and reasonably foreseeable result of the underlying breach or other indemnifiable event pursuant to Article IX, lost profits, diminutions in value or punitive damages (unless such damages are awarded to a third party pursuant to a Third Party Claim), and no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses.

9.4.5 No Buyer Indemnified Party will be entitled to any indemnification under this Article IX to the extent such matter was taken into account in determining the Final Closing Merger Consideration pursuant to Section 2.2.

9.4.6 For purposes of claims under Sections 9.2.1 and 9.2.2, in determining whether any representation or warranty has been breached and the amount of any Losses suffered or incurred resulting from or caused by, or arising out of or in connection with, any such breach or inaccuracy of any such representation or warranty, any references or qualifications as to “materiality”, “Company Material Adverse Effect” or words of similar import included therein shall be disregarded.

9.4.7 All amounts paid pursuant to this Article IX shall constitute an adjustment to the Closing Merger Consideration for all applicable Tax purposes to the greatest extent permitted by applicable Law and shall be reported as such by the Parties on their Tax Returns.

9.4.8 If, following the Closing, any amount becomes due from any Indemnitee who is a Participating Holder pursuant to a claim for Fraud that is made by a Buyer Indemnified Party pursuant to this Article IX, then no such Indemnitee will have any rights with respect thereto against Parent or any of its Affiliates (including the Company), or any Person who is or was a director, manager, officer, or employee of the Company, whether by reason of contribution, indemnification, subrogation or otherwise, and no such Indemnitee will take any action with respect thereto against Parent or any of its Affiliates (including the Company) or any Person who is or was a director, manager, officer, or employee of the Company.

Section 9.5 Exclusive Remedy. Following the Closing Date, except with respect to Section 10.8, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, or agreement contained in the Transaction Agreements shall be indemnification in accordance with this Article IX, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. Notwithstanding the foregoing, this Section 9.5 shall not interfere with or impede the operation of the provisions of Article II providing for the resolution of certain disputes relating to the Closing Merger Consideration between the Parties or by a Neutral Accountant. For clarity, this Section 9.5 shall not apply to Article VIII, which shall be enforceable by the Holders Representative in its entirety against the Participating Holders.

ARTICLE X GENERAL PROVISIONS

Section 10.1 Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:

10.1.1 Provisions.

(a) When a reference is made in this Agreement to an “Article”, “Section”, “Exhibit” or “Schedule”, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes”, or “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.

(e) The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.

(f) The defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.

(g) A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.

(h) Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.

(i) Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement (and the other documents entered into in connection herewith) are in U.S. Dollars, and all amounts owing under this Agreement and such other documents shall be paid in U.S. Dollars.

(j) References to “deliver”, “furnish”, “provided” or “made available” means that such documents or information referenced have been delivered to Parent or its Representatives or contained in the Company’s electronic data room at least one calendar day prior to the date hereof. All references to a list or copy of any materials or other information set forth in the Schedules or made available to Parent, whether or not such reference is qualified by the words “true”, “complete”, “correct”, “accurate” or any similar word, shall be deemed to refer to an accurate and complete list or copy thereof.

(k) The principles of interpretation set forth in this Section 10.1 shall apply equally to all Transaction Agreements.

10.1.2 No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.

Section 10.2 Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) the day of sending, if sent by email, (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt, or (d) three Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, email address following such Party’s name below or such other address, or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 10.2:

If to Parent, Merger Sub or, after Closing, the Surviving Corporation, to:

Freshworks Inc.

2950 S Delaware Street, Suite 201

San Mateo, CA 94403

Attention:

Email:

with copies (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:

Email:

If to the Company (prior to the Closing), to:

D42 Parent, Inc.

600 Saw Mill Road,

West Haven, CT 06516

Attention:

Email:

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:

Email:

If to Holders Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention:

Email:

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:

Email:

Section 10.3 Assignment and Succession. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of Law and permitted assigns of the Parties. No assignment of this Agreement may be made or have any effect by any Party at any time, whether or not by operation of Law, without the other Parties’ prior written consent, provided that the prior written consent of the Holders Representative shall only be required after the Closing, except that Parent (a) may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any Liability or obligation hereunder and (b) may collaterally assign any rights (but not its obligations) under this Agreement to any lender financing the Transactions.

Section 10.4 Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, the Holders Representative, and the Company and, when amended on or after the Closing, by Parent and the Holders Representative.

Section 10.5 Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.

Section 10.6 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof and the Confidentiality Agreement, contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, representations, warranties, covenants, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) among the Parties with respect to such subject matter (other than the Confidentiality Agreement). Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the Parties shall have any further Liability or obligation thereunder.

Section 10.7 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, from and after the Closing, Section 5.7 and ARTICLE VIII are made for the benefit of the Persons set forth therein. From and after the Closing, all of the Persons identified in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were Parties.

Section 10.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent, on the one hand, and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of Parent, on the one hand, and the Company, on the other hand to cause the other Party to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 10.9 Severability. If a court of competent jurisdiction finds that any term or provision of this Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of this Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Merger shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.

Section 10.10 Costs and Expenses. Except as otherwise specified herein, whether or not the Merger is consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions. For the avoidance of doubt, the Buyer Parties shall bear all (a) fees and expenses of the Escrow Agent and the Paying Agent, (b) fees and expenses (excluding legal expenses) in connection with any filing or submission that is necessary under any antitrust Laws, including the HSR Act, (c) the Buyer Parties’ share of any Transfer Taxes in accordance with Section 5.11.7, and (d) the R&W Insurance Policy Cost, subject to Schedule 1.2.

Section 10.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by facsimile or by email of a PDF of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by facsimile or other electronic means shall be deemed to be an original signature for any purpose.

Section 10.12 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice of law principles that would require or permit the application of the Laws of another jurisdiction.

Section 10.13 Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Merger, each of the Parties (a) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent that such court does not accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.13, (c) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party, and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 10.2. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 10.14 Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNDER THE PROFESSIONAL ADVICE OF COUNSEL WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS OR THE MERGER, BETWEEN ANY OF THE PARTIES. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY AND UNCONDITIONALLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY TRANSACTION AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.15 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other Transaction Agreement, or the negotiation, execution or performance of this Agreement or any other Transaction Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities or Persons that are expressly identified as Parties or Participating Holders. No Person who is not a named Party, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named Party or

Participating Holder, shall have any Liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or any other Transaction Agreement or for any claim based on, in respect of, or by reason of any Transaction Agreement or the negotiation or execution of this Agreement or any other Transaction Agreement.

Section 10.16 Provision Respecting Legal Representation; Attorney-Client Privilege.

10.16.1 If the Holders Representative so desires, acting on behalf of the Participating Holders and without the need for any consent or waiver by any Acquired Company or the Buyer Parties, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) shall be permitted to represent each and any Participating Holder and each of their respective Affiliates (collectively, the “Holder Group”) after the Closing in connection with any matter, including without limitation, anything related to the Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Mintz shall be permitted to represent the members of the Holder Group, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with the Buyer Parties and the Surviving Corporation or any of their agents or Affiliates under or relating to this Agreement or the Transaction Agreements, any transaction contemplated by this Agreement or the other Transaction Agreements, and any related matter. Upon and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with Mintz, unless and to the extent Mintz is specifically engaged in writing by the Surviving Corporation to represent it after the Closing and either such engagement involves no conflict of interest with respect to the Holder Group or the Holders Representative consents in writing at the time to such engagement. Any such representation of the Surviving Corporation by Mintz after the Closing shall not affect the foregoing provisions hereof.

10.16.2 For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, each Buyer Party, for itself and on behalf of any of its Affiliates and Subsidiaries, including without limitation the Surviving Corporation, hereby transfers and assigns to the Holder Group any and all rights, privileges and ownership of any and all attorney-client privilege, attorney work product, legal advice and any other expectation of client confidentiality, in any form or format whatsoever, solely with respect to the evaluation, negotiation, documentation, execution, delivery, consummation and performance of this Agreement and the other Transaction Agreements, the Transactions and any dispute or proceeding arising under or in connection thereto that, immediately prior to the Closing, would be deemed to be privileged communications between the Holder Group and the Company (collectively, the “Seller Parties”), on the one hand, and the Seller Parties’ counsel, including, without limitation, Mintz, on the other hand, and would not be subject to disclosure to the Buyer Parties or the Surviving Corporation in connection with any process relating to a dispute arising under or in connection with this Agreement or the Transaction Agreements or otherwise as a result of the Seller Parties and the Buyer Parties being adverse to each other prior to the Closing (the “Closing Legal Communications”). The rights and privileges of the Closing Legal Communications shall be controlled, and waiver thereto may only be approved, by the Holders Representative. If there is a dispute between the Buyer Parties or the Surviving Corporation and a third party, the Buyer Parties and/or the Surviving Corporation may assert privilege against such third party with respect to the Closing Legal Communications but may not waive such privilege without the prior written consent of the Holders Representative, and no member of the Holder Group may waive such privilege in connection with such dispute without the prior written consent of Parent. If any Buyer Party or the Surviving Corporation is required by any legal proceeding or Governmental Authority to disclose any Closing Legal Communications notwithstanding anything herein to the contrary, such Buyer Party or the Surviving Corporation, as the case may be, shall promptly notify the Holders Representative (if legally permissible) prior to furnishing such information, and will seek reasonable arrangements to protect the Closing Legal Communications to the maximum extent reasonably practicable and only disclose that information necessary to comply with such legal proceeding or Governmental Authority. All files, attorney notes, drafts or other documents in the Seller Parties’ counsel’s possession that are Closing Legal Communications shall be the property of the Holder Group, and the Seller Parties’ counsel shall have no duty, and the Buyer Parties and the Surviving Corporation may not request Seller Parties’ counsel, to disclose any Closing Legal Communications to the Buyer Parties or any of its Affiliates, including the Surviving Corporation. Seller Parties’ counsel shall be deemed third party beneficiaries for purposes of this section. The existence of any Closing Legal Communications in the Surviving Corporation’s possession after the Closing shall not be deemed a waiver of the privilege related to such Closing Legal Communications, and the Parties agree to take all reasonable steps necessary to ensure such privilege shall survive the Closing.

* * *

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

PARENT

FRESHWORKS INC.

By:	/s/ Dennis Woodside
Name: Dennis Woodside
Title: President

MERGER SUB

DOPPLER MERGER SUB, INC.

By:	/s/ Tyler Sloat
Name: Tyler Sloat
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

COMPANY

D42 PARENT, INC.

By:	/s/ Rajneesh Jalan
Name: Rajneesh Jalan
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

HOLDERS REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holders Representative

By:	/s/ Corey Quinlan
Name: Corey Quinlan
Title: Director, Deal Intake

[Signature Page to Agreement and Plan of Merger]